Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Lithia Motors, Inc. and subsidiaries:

We have audited the accompanying consolidated balance sheets of Lithia Motors, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lithia Motors, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Lithia Motors, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 16, 2009 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

Portland, Oregon
March 16, 2009, except for note 22, which is dated August 26, 2009

LITHIA MOTORS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands)

	December 31,
	2008	2007
Assets
Current Assets:
Cash and cash equivalents	$10,874	$21,665
Contracts in transit	27,799	48,474
Trade receivables, net of allowance for doubtful accounts of $348 and $391	41,816	60,913
Inventories, net	422,812	601,759
Vehicles leased to others, current portion	8,308	9,498
Prepaid expenses and other	20,979	10,647
Deferred income taxes	2,541	1,775
Assets held for sale	161,423	23,807

Total Current Assets	696,552	778,538

Land and buildings, net of accumulated depreciation of $20,604 and $20,628	284,088	363,391
Equipment and other, net of accumulated depreciation of $47,414 and $46,126	62,188	98,355
Goodwill	—	311,527
Other intangible assets, net of accumulated amortization of $68 and $52	42,008	68,946
Other non-current assets	4,616	5,978
Deferred income taxes	44,007	—

Total Assets	$1,133,459	$1,626,735

Liabilities and Stockholders’ Equity
Current Liabilities:
Floorplan notes payable	$234,181	$311,824
Floorplan notes payable: non-trade	103,519	139,766
Current maturities of senior subordinated convertible notes	42,500	—
Current maturities of other long-term debt	36,134	13,327
Trade payables	21,571	38,715
Accrued liabilities	50,951	63,602
Liabilities related to assets held for sale	108,172	17,857

Total Current Liabilities	597,028	585,091

Real estate debt, less current maturities	163,708	179,160
Other long-term debt, less current maturities	101,476	276,335
Other long-term liabilities	22,904	14,647
Deferred income taxes	—	63,290

Total Liabilities	885,116	1,118,523

Stockholders’ Equity:
Preferred stock - no par value; authorized 15,000 shares; none outstanding	—	—
Class A common stock - no par value; authorized 100,000 shares; issued and outstanding 16,717 and 15,960	234,522	229,151
Class B common stock - no par value; authorized 25,000 shares; issued and outstanding 3,762 and 3,762	468	468
Additional paid-in capital	9,275	8,112
Accumulated other comprehensive loss	(5,810)	(1,437)
Retained earnings	9,888	271,918

Total Stockholders’ Equity	248,343	508,212

Total Liabilities and Stockholders’ Equity	$1,133,459	$1,626,735

See accompanying notes to consolidated financial statements.

LITHIA MOTORS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Year Ended December 31,
	2008	2007	2006
Revenues:
New vehicle sales	$1,071,869	$1,400,085	$1,330,106
Used vehicle sales	514,549	617,900	601,655
Finance and insurance	72,758	92,672	90,014
Service, body and parts	263,796	261,647	229,650
Fleet and other	4,825	4,602	5,153

Total revenues	1,927,797	2,376,906	2,256,578
Cost of sales:
New vehicle sales	987,272	1,289,786	1,223,978
Used vehicle sales	468,079	545,013	524,284
Service, body and parts	135,975	135,022	116,384
Fleet and other	3,278	3,272	3,711

Total cost of sales	1,594,604	1,973,093	1,868,357

Gross profit	333,193	403,813	388,221
Goodwill impairment	272,503	—	—
Other asset impairments	21,572	—	—
Selling, general and administrative	284,551	315,742	292,247
Depreciation - buildings	4,847	4,200	3,325
Depreciation and amortization - other	11,797	11,566	9,181

Operating income (loss)	(262,077)	72,305	83,468
Other income (expense):
Floorplan interest expense	(18,911)	(21,917)	(22,921)
Other interest expense	(16,319)	(14,788)	(11,331)
Other income, net	6,617	614	767

Total other income (expense)	(28,613)	(36,091)	(33,485)

Income (loss) from continuing operations before income taxes	(290,690)	36,214	49,983
Income tax (provision) benefit	91,653	(14,700)	(19,273)

Income (loss) from continuing operations	(199,037)	21,514	30,710
Discontinued operations:
Income (loss) from operations, net of income taxes	(8,982)	3,700	7,154
Loss from disposal activities, net of income taxes	(44,567)	(3,665)	(560)

Net income (loss)	$(252,586)	$21,549	$37,304

Basic income (loss) per share from continuing operations	$(9.94)	$1.10	$1.58
Basic income (loss) per share from discontinued operations	(2.68)	—	0.33

Basic net income (loss) per share	$(12.62)	$1.10	$1.91

Class A shares used in basic per share calculations	16,255	15,768	15,723

Class B shares used in basic per share calculations	3,762	3,762	3,762

Diluted income (loss) per share from continuing operations	$(9.94)	$1.06	$1.48
Diluted income (loss) per share from discontinued operations	(2.68)	—	0.29

Diluted net income (loss) per share	$(12.62)	$1.06	$1.77

Class A shares used in diluted per share calculations	16,255	18,320	18,340

Class B shares used in diluted per share calculations	3,762	3,762	3,762

See accompanying notes to consolidated financial statements.

LITHIA MOTORS, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Income (Loss)

For the years ended December 31, 2006, 2007 and 2008

(In thousands)

	Common Stock				Additional Paid In Capital	Unearned Compensation	Accumulated Other Compre- hensive Income (Loss)	Retained Earnings	Total Stock- holders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance at December 31, 2005	15,629	$224,775	3,762	$468	$2,559	$(1,132)	$—	$233,561	$460,231
Net income	—	—	—	—	—	—	—	37,304	37,304
Issuance of stock in connection with employee stock plans	299	6,844	—	—	—	—	—	—	6,844
Issuance of restricted stock to employees	73	—	—	—	—	—	—	—	—
Reversal of unearned compensation upon adoption of SFAS No. 123R	—	(1,132)	—	—	(134)	1,132	—	—	(134)
Shares forfeited by employees	(15)	—	—	—	—	—	—	—	—
Repurchase of Class A common stock	(197)	(4,720)	—	—	—	—	—	—	(4,720)
Compensation for stock and stock option issuances and tax benefits from option exercises	—	903	—	—	3,149	—	—	—	4,052
Dividends paid	—	—	—	—	—	—	—	(10,184)	(10,184)

Balance at December 31, 2006	15,789	226,670	3,762	468	5,574	—	—	260,681	493,393
Net income	—	—	—	—	—	—	—	21,549	21,549
Fair value of interest rate swap agreements, net of tax benefit of $881	—	—	—	—	—	—	(1,437)	—	(1,437)

Comprehensive income									20,112
Issuance of stock in connection with employee stock plans	349	6,500	—	—	—	—	—	—	6,500
Issuance of restricted stock to employees and directors	66	—	—	—	—	—	—	—	—
Shares forfeited by employees	(18)	—	—	—	—	—	—	—	—
Repurchase of Class A common stock	(226)	(5,247)	—	—	—	—	—	—	(5,247)
Compensation for stock and stock option issuances and tax benefits from option exercises	—	1,228	—	—	2,538	—	—	—	3,766
Adoption of FIN 48	—	—	—	—	—	—	—	706	706
Dividends paid	—	—	—	—	—	—	—	(11,018)	(11,018)

Balance at December 31, 2007	15,960	229,151	3,762	468	8,112	—	(1,437)	271,918	508,212
Net loss	—	—	—	—	—	—	—	(252,586)	(252,586)
Fair value of interest rate swap agreements, net of tax benefit of $2,662	—	—	—	—	—	—	(4,373)	—	(4,373)

Comprehensive loss									(256,959)
Issuance of stock in connection with employee stock plans	739	4,441	—	—	—	—	—	—	4,441
Issuance of restricted stock to employees and directors	84	—	—	—	—	—	—	—	—
Shares forfeited by employees	(66)	—	—	—	—	—	—	—	—
Repurchase of Class A common stock	—	(2)	—	—	—	—	—	—	(2)
Compensation for stock and stock option issuances and tax benefits from option exercises	—	932	—	—	1,163	—	—	—	2,095
Dividends paid	—	—	—	—	—	—	—	(9,444)	(9,444)

Balance at December 31, 2008	16,717	$234,522	3,762	$468	$9,275	$—	$(5,810)	$9,888	$248,343

See accompanying notes to consolidated financial statements.

LITHIA MOTORS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2008	2007	2006
Cash flows from operating activities:
Net income (loss)	$(252,586)	$21,549	$37,304
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Goodwill impairment	272,503	—	—
Other asset impairments	21,572	—	—
Depreciation and amortization	16,644	15,766	12,506
Depreciation and amortization within discontinued operations	4,074	5,366	4,817
Amortization of debt discount	197	210	145
Stock-based compensation	1,725	3,384	3,534
Gain on early extinguishment of debt	(5,248)	—	—
(Gain) loss on disposal of assets	(3,546)	(8)	193
Loss from disposal activities within discontinued operations	71,893	5,923	911
Deferred income taxes	(105,033)	14,450	6,312
Excess tax benefits from share-based payment arrangements	(368)	(283)	(369)
(Increase) decrease, net of effect of acquisitions:
Trade and installment contract receivables, net	19,096	1,607	(8,137)
Contracts in transit	20,675	7,737	(3,758)
Inventories	79,173	(13,843)	45,360
Vehicles leased to others	(508)	(3,461)	(2,701)
Prepaid expenses and other	(11,189)	(2,545)	2,158
Other non-current assets	(910)	(1,688)	(1,993)
Increase (decrease), net of effect of acquisitions:
Floorplan notes payable	(16,888)	(100,128)	(75,041)
Trade payables	(18,915)	(3,948)	8,839
Accrued liabilities	(12,653)	1,015	4,415
Other long-term liabilities and deferred revenue	5,457	(314)	3,444

Net cash provided by (used in) operating activities	85,165	(49,211)	37,939

Cash flows from investing activities:
Capital expenditures:
Non-financeable	(15,566)	(23,024)	(28,690)
Financeable	(41,857)	(68,917)	(45,009)
Proceeds from sale of assets	18,229	8,129	512
Cash paid for acquisitions, net of cash acquired	(605)	(13,315)	(105,505)
Proceeds from sale of stores	44,085	16,495	3,915

Net cash provided by (used in) investing activities	4,286	(80,632)	(174,777)

Cash flows from financing activities:
Borrowings (repayments) on Floorplan notes payable: non-trade	(16,803)	69,540	16,005
Borrowings on lines of credit	402,000	721,319	230,402
Repayments on lines of credit	(500,000)	(681,319)	(136,402)
Principal payments on long-term debt, scheduled	(7,335)	(5,497)	(5,057)
Principal payments on long-term debt and capital leases, other	(62,597)	(14,570)	(3,951)
Proceeds from issuance of long-term debt	89,130	44,917	21,566
Proceeds from issuance of common stock	4,441	6,500	6,844
Repurchase of common stock	(2)	(5,247)	(4,720)
Excess tax benefits from share-based payment arrangements	368	283	369
Dividends paid	(9,444)	(11,018)	(10,184)

Net cash provided by (used in) financing activities	(100,242)	124,908	114,872

Decrease in cash and cash equivalents	(10,791)	(4,935)	(21,966)

Cash and cash equivalents at beginning of year	21,665	26,600	48,566

Cash and cash equivalents at end of year	$10,874	$21,665	$26,600

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$50,498	$57,079	$49,779
Cash paid (refunded) during the period for income taxes, net	(4,199)	5,667	17,697

Supplemental schedule of non-cash investing and financing activities:
Debt issued in connection with acquisitions	$—	$—	$6,822
Floorplan debt acquired in connection with acquisitions	566	14,797	48,450
Floorplan debt paid in connection with store disposals	23,565	16,976	19,407
Acquisition of assets with capital leases	3,198	262	102
Common stock received for the exercise price of stock options	2	87	—
Assets acquired through store exchange	—	3,820	—

See accompanying notes to consolidated financial statements.

LITHIA MOTORS, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

Organization and Business

We are a leading operator of automotive franchises and retailer of new and used vehicles and services. As of December 31, 2008, we offered 27 brands of new vehicles and all brands of used vehicles in 96 stores in the United States and over the Internet. Of these stores, 18 locations had assets and liabilities classified as held for sale at December 31, 2008. We sell new and used cars and light trucks; sell replacement parts; provide vehicle maintenance, warranty, paint and repair services; and arrange related financing, service contracts, protection products and credit insurance for our automotive customers.

Principles of Consolidation

The accompanying financial statements reflect the results of operations, the financial position and the cash flows for Lithia Motors, Inc. and its directly and indirectly wholly-owned subsidiaries. All significant intercompany accounts and transactions, consisting principally of intercompany sales, have been eliminated upon consolidation.

Cash and Cash Equivalents

Cash and cash equivalents are defined as cash on hand and cash in bank accounts without restrictions.

Contracts in Transit

Contracts in transit relate to amounts due from various lenders for the financing of vehicles sold and are typically received within five days of selling a vehicle.

Trade Receivables

Trade receivables include amounts due from the following:

•	from customers for vehicles and service and parts business;

•	from manufacturers for factory rebates, dealer incentives and warranty reimbursement; and

•	from insurance companies, finance companies and other miscellaneous receivables.

Receivables are recorded at invoice cost and do not bear interest until such time as they are 60 days past due. Reserves for uncollectible accounts are estimated based on our historical write-off experience and are reviewed on a monthly basis. Account balances are charged off against the reserve after all appropriate means of collection have been exhausted and the potential for recovery is considered remote. We do not have any off-balance sheet credit exposure related to our customers. A roll-forward of our allowance for doubtful accounts was as follows (in thousands):

Year Ended December 31,	2008	2007	2006
Balance, beginning of year	$391	$390	$406
Bad debt expense	1,060	1,159	1,088
Write-offs	(3,745)	(3,301)	(2,623)
Recoveries	2,642	2,143	1,519

Balance, end of year	$348	$391	$390

Inventories

Inventories are valued at the lower of market value or cost, using a pooled approach for vehicles and the specific identification method for parts. The cost of new and used vehicle inventories includes the cost of any equipment added, reconditioning and transportation.

Vehicles Leased to Others and Related Lease Receivables

Vehicles leased to others are stated at cost and depreciated over their estimated useful lives (5 years) on a straightline basis. Lease receivables result from customer, employee and fleet leases of vehicles under agreements that qualify as operating leases. Leases are cancelable at the option of the lessee after providing 30 days written notice. Vehicles leased to others are classified as current or non-current based on the remaining lease term.

Assets Held for Sale

At December 31, 2008 and 2007, assets held for sale of $161.4 million and $23.8 million, respectively, related to stores held for sale and were recorded at the lower of book value or estimated fair market value less applicable selling costs. At December 31, 2008 and 2007, liabilities related to assets held for sale of $108.2 million and $17.9 million, respectively, were recorded at book value. See also Note 19.

Property, Plant and Equipment

Property, plant and equipment are stated at cost and are being depreciated over their estimated useful lives, on the straightline basis. The range of estimated useful lives is as follows:

Buildings and improvements	5 to 40 years
Service equipment	5 to 15 years
Furniture, signs and fixtures	5 to 10 years

The cost for maintenance, repairs and minor renewals is expensed as incurred, while significant remodels and betterments are capitalized. In addition, interest on borrowings for major capital projects, significant remodels and betterments are capitalized. Capitalized interest becomes a part of the cost of the depreciable asset and is depreciated according to the estimated useful lives as previously stated. Capitalized interest totaled $1.7 million, $3.2 million and $1.5 million, respectively, in 2008, 2007 and 2006.

When an asset is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is credited or charged to income from continuing operations.

Leased property meeting certain criteria is capitalized and the present value of the related lease payments is recorded as a liability. Amortization of capitalized leased assets is computed on a straight-line basis over the term of the lease, unless the lease transfers title or it contains a bargain purchase option, in which case, it is amortized over the asset’s useful life, and is included in depreciation expense.

Long-lived assets held and used by us are reviewed for impairment whenever events or circumstances indicate that the carrying amount of assets may not be recoverable in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” During 2008, we recorded asset impairment charges totaling $12.1 million against assets to be held and used. We did not record any impairments on assets to be held and used in 2007 or 2006. See also Note 5.

Operating Leases

We lease certain of our facilities under non-cancelable operating leases. These leases expire at various dates through 2066. Certain lease commitments contain fixed payment increases at predetermined intervals over the life of the lease, while other lease commitments are subject to escalation clauses of an amount equal to the increase in the cost of living based on the “Consumer Price Index - U.S. Cities Average - All Items for all Urban Consumers” published by the U.S. Department of Labor, or a substantially equivalent regional index. Lease expense is recognized on a straight-line basis over the life of the lease. See also Note 17.

Leasehold improvements made at the inception of the lease or during the term of the lease are amortized on a straight-line basis over the shorter of the life of the improvement or the remaining term of the lease.

Goodwill and Other Intangible Assets

Goodwill represents the excess purchase price over fair value of net assets acquired, which is not allocable to separately identifiable intangible assets. Other identifiable intangible assets represent the franchise value of stores acquired since July 1, 2001, non-compete agreements and customer lists.

We evaluated the useful lives of our franchise agreements based on the following factors:

•	Certain of our franchise agreements continue indefinitely by their terms;

•	Certain of our franchise agreements have limited terms, but are routinely renewed without substantial cost to us;

•

In the established retail automotive franchise industry, we are not aware of manufacturers terminating franchise agreements against the wishes of the franchise owners, except under extraordinary circumstances, and we have never had a franchise agreement terminated against our wishes. A manufacturer may pressure a franchise owner to sell a franchise when they are in breach of the franchise agreement over an extended period of time;

•	State dealership franchise laws typically limit the rights of the manufacturer to terminate or not renew a franchise;

•	We are not aware of any legislation or other factors that would materially change the retail automotive franchise system; and

•

As evidenced by our acquisition and disposition history, there is an active market for automotive dealership franchises within the United States. We attribute value to the franchise agreements acquired with the dealerships we purchase based on the understanding and industry practice that the franchise agreements will be renewed indefinitely by the manufacturer.

Accordingly, we have determined that our franchise agreements will continue to contribute to our cash flows indefinitely and, therefore, have indefinite lives. Non-compete agreements are amortized using the straight-line method over the contractual life of the agreement and customer lists are amortized using the straight-line method over their estimated lives of approximately five years.

Pursuant to SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill and indefinite-lived intangible assets are not amortized but are tested for impairment at least annually, and more frequently if events or circumstances indicate their carrying value may exceed fair value. In accordance with the provisions of SFAS No. 142, we have determined that we operate as one reporting unit. According to Emerging Issues Task Force (“EITF”) 02-7, “Unit of Accounting for Testing Impairment of Indefinite-Lived Intangible Assets,” we have concluded that the appropriate unit of accounting for determining franchise value is on an individual store basis.

During 2008, we recorded goodwill and other intangible asset impairment charges totaling $287.1 million as a component of continuing operations. We did not record any impairment charges on goodwill or other intangible assets in 2007 or 2006. See also Note 6.

Incentives, Credits and Floorplan Assistance

Manufacturers reimburse us for holdbacks, floorplan interest and advertising credits, which are earned when each vehicle is purchased by us. The manufacturers reimburse us weekly, monthly or quarterly depending on the manufacturer and the type of program. The manufacturers determine the amount of the reimbursements based on many factors including the value and make of the vehicles purchased. Pursuant to EITF 02-16 “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor,” we recognize advertising credits, floorplan interest credits, holdbacks, cash incentives and other rebates received from manufacturers that are tied to specific vehicles as a reduction to cost of goods sold as the related vehicles are sold. When amounts are received prior to the sale of the vehicle, such amounts are netted against inventory until the vehicle is sold.

We earn certain other cash incentives and rebates from the manufacturer when the vehicles are sold to the customer. The amount of cash incentives and other rebates can vary based on the type and number of models sold.

Advertising credits that are not tied to specific vehicles are earned from the manufacturer when we submit reimbursement for qualifying advertising expenditures and are recognized as a reduction of advertising expense upon manufacturer confirmation that our submitted expenditures qualify for such credits.

Parts purchase discounts that we receive from the manufacturer are earned when certain parts or volume of parts are purchased from the manufacturer and are recognized as a reduction to cost of good sold as the related inventory is sold.

Advertising

We expense production and other costs of advertising as incurred as a component of selling, general and administrative expense. Advertising expense, net of manufacturer cooperative advertising credits, was $14.8 million, $12.6 million and $11.7 million for the years ended December 31, 2008, 2007 and 2006, respectively. Manufacturer cooperative advertising credits were $3.8 million in 2008, $4.6 million in 2007 and $4.8 million in 2006.

Environmental Liabilities and Expenditures

Accruals for environmental matters, if any, are recorded in operating expenses when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Accrued liabilities are exclusive of claims against third parties and are not discounted. In general, ongoing costs related to environmental remediation are charged to expense. However, environmental costs are capitalized if such costs increase the value of the property and/or mitigate or prevent contamination from future operations.

We are aware of limited contamination at certain of our current and former facilities, and are in the process of conducting investigations and/or remediation at some of these properties. Based on our current information, we do not believe that any costs or liabilities relating to such contamination, other environmental matters or compliance with environmental regulations will have a material adverse effect on our cash flows, results of operations or financial condition. There can be no assurances, however, that additional environmental matters will not arise or that new conditions or facts will not develop in the future at our current or formerly owned or operated facilities, or at sites that we may acquire in the future, that will result in a material adverse effect on our cash flows, results of operations or financial condition.

Income Taxes

Income taxes are accounted for under the asset and liability method as prescribed by SFAS No. 109 “Accounting for Income Taxes.” Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

We adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” which is an interpretation of FASB Statement No. 109, effective January 1, 2007. Interpretation No. 48 applies to all tax positions accounted for under SFAS No. 109. The interpretation applies to situations where the uncertainty is to the timing of the deduction, the amount of the deduction, or the validity of the deduction. At adoption, companies must adjust their financial statements to reflect only those tax positions that are more-likely-than-not to be sustained as of the adoption date. Positions that meet this criterion should be measured using the largest benefit that is more than 50 percent likely to be realized. The necessary adjustment should be recorded directly to the beginning balance of retained earnings in the period of adoption and reported as a change in accounting principle, if material. However, because of the immaterial nature of the adjustment, we have not presented this item separately on the face of the balance sheet. At adoption, and at December 31, 2008, we did not have any unrecognized tax benefits, nor any accrued interest or penalties related to unrecognized tax benefits. Interest and penalties are recorded as tax expense in the period incurred.

Taxes Assessed by a Governmental Authority

We account for all taxes assessed by a governmental authority that are directly imposed on a revenue-producing transaction (i.e., sales, use, value-added) on a net (excluded from revenues) basis.

Concentrations of Risk and Uncertainties

We are subject to a concentration of risk in the event of financial distress, including potential bankruptcy, of a major vehicle manufacturer. Our Chrysler, General Motors and Ford stores represented approximately 32%, 19%, and 4% of our new vehicle sales in 2008, respectively, and approximately 36%, 17%, and 5% in 2007, respectively.

We had receivables from manufacturers or distributors of $16.5 million at December 31, 2008, and $21.5 million at December 31, 2007. Additionally, a large portion of our Contracts-in-Transit are due from automotive manufacturers’ captive finance subsidiaries which provide financing directly to our new and used vehicle customers.

We purchase substantially all of our new vehicles from various manufacturers or distributors at the prevailing prices available to all franchised dealers. Additionally, we finance our new vehicle inventory primarily with automotive manufacturers’ captive finance subsidiaries. Our sales volume could be materially adversely impacted by the manufacturers’ or distributors’ inability to supply the stores with an adequate supply of vehicles and related financing.

Particularly with respect to the three domestic manufactures (General Motors, Chrysler and Ford), the current recession, volatile fuel prices and tightening credit markets have resulted in significantly lower vehicle sales and a deteriorating financial condition that could affect their ability to survive. Specifically, both General Motors and Chrysler have publicly announced that they have depleted their available cash resources and recently received loans from the federal government but in amounts announced to be inadequate to address their intermediate-term cash needs. Congress has conditioned any further loans upon the presentation of a restructuring plan to reflect the ability of such manufacturer to stabilize its financial condition and survive in the increasingly competitive industry. It is unknown at this time whether such funding will be made available or if provided, would be adequate to make them viable and competitive.

In a Chapter 11 reorganization in Bankruptcy Court: (1) the manufacturer could cease producing certain makes of vehicles and terminate all or any of our franchises even on continuing brands without consideration, (2) we may not be able to collect some or all of our significant receivables that are due us from such manufacturer, (3) we may not be able to obtain financing for our new vehicle inventory, or arrange financing for our customers for their vehicle purchases and leases and (4) consumer demand for such manufacturer’s products could be adversely affected.

If any of these events were to occur, our sales and earnings may be adversely impacted. These events would also result in a partial or complete write-down of our remaining intangible franchise rights with respect to any affected franchises and would likely cause us to incur valuation allowances related to receivables due from such manufacturers. Any associated franchise terminations would likely cause us to incur charges related to operating leases and/or impairment of long-lived assets. Additionally, there is a continued risk to both the new and used vehicle inventory valuations for the respective brand or manufacturer. At December 31, 2008, we had approximately $12.4 million in manufacturer receivables, $226.2 million of inventory, $156.1 million of long-lived assets, and $19.2 million of intangible assets related to our domestic franchises. If the impact on us results in a “material adverse change” to our condition, covenants and cross default provisions in certain debt agreements may be triggered, resulting in the immediate demand for amounts outstanding under the agreements.

In a Chapter 7 liquidation in Bankruptcy Court, the manufacturer would seek protection from its creditors and would commence an orderly wind-down of operations. The impact of a liquidation would likely have a material adverse effect on our results from operations, cash flows and financial condition unless the operations were promptly sold to, and assumed by, another manufacturer.

Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising our customer base as well as their dispersion across many different geographic areas in the United States. Consequently, at December 31, 2008, we do not believe we have any significant non-manufacturer concentrations of credit risk.

Financial instruments, which potentially subject us to concentrations of credit risk, consist principally of cash deposits. We generally are exposed to credit risk from balances on deposit in financial institutions in excess of the FDIC insured limit.

Based on our most recent forecast for 2009, we have identified the risk of non-compliance with our minimum current ratio covenant required by our Credit Facility in the quarterly measurement period ending June 30, 2009. In the second quarter of 2009, the Credit Facility will have a remaining term of less than one year and will therefore become classified as a current obligation on our consolidated balance sheet. We are in negotiations to amend certain terms and conditions of the Credit Facility, including the minimum current ratio covenant, to ensure prospective compliance. If we are unsuccessful in obtaining the amendment, we will commence a number of initiatives to create sufficient liquidity to pay down the required outstanding balance on the Credit Facility.

As previously disclosed, we have identified for sale a number of non-strategic properties and dealerships. Several dealerships are under executed sale agreements and are expected to close prior to June 30, 2009, subject to normal terms and conditions in the industry. In addition, we are in the process of financing or refinancing certain real properties with other third party lenders.

In the event sales of identified properties and dealerships and the financing of properties do not result in sufficient levels of proceeds, or do not occur within the time frame necessary to enable us to comply with our June 30, 2009 minimum current ratio covenant, we intend to accelerate and expand upon additional cost-cutting and cash generating initiatives currently being implemented. The acceleration and expansion of these initiatives is expected to provide additional liquidity in sufficient levels to repay all outstanding amounts on the Credit Facility by June 30, 2009 and to continue operations without further advances on the Credit Facility through at least December 31, 2009. These initiatives include reducing the days supply of inventories of used vehicles and parts, increasing the flooring and/or refinancing of program and employee operated vehicles, reduction of employee compensation, deferring certain capital expenditures and paying vendors and service providers pursuant to their maximum stipulated terms or on revised terms. However, no assurances can be provided that we will be successful in executing these plans, including obtaining an amendment to the Credit Facility, completing the sale of dealerships and non-strategic properties, financing or refinancing certain real properties, or achieving liquidity through other initiatives.

Financial Instruments and Market Risks

The carrying amount of cash equivalents, contracts in transit, trade receivables, trade payables, accrued liabilities and short-term borrowings approximates fair value because of the short-term nature and current market rates of these instruments.

Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. See also Note 9.

We have variable rate floorplan notes payable and other credit line borrowings that subject us to market risk exposure. At December 31, 2008 we had $497.4 million outstanding under such facilities at interest rates ranging from 1.59% to 4.75% per annum, $337.7 million of which was outstanding under our floorplan facilities. An increase or decrease in the interest rates would affect interest expense for the period accordingly.

The fair market value of long-term fixed interest rate debt is subject to interest rate risk. Generally, the fair market value of fixed interest rate debt will increase as interest rates fall because we could refinance for a lower rate. Conversely, the fair value of fixed interest rate debt will decrease as interest rates rise. The interest rate changes affect the fair market value but do not impact earnings or cash flows. We monitor our fixed rate debt regularly, refinancing debt that is materially above market rates, if permitted by its terms.

Based on open market trades, we determined that our $42.5 million of long-term convertible fixed interest rate debt had a fair market value of approximately $37.0 million at December 31, 2008. In addition, at December 31, 2008, we had $141.7 million of other long-term fixed interest rate debt outstanding. Based on discounted cash flows, we have determined that the fair market value of this long-term fixed interest rate debt was approximately $154.0 million at December 31, 2008.

We are also subjected to credit risk and market risk by entering into interest rate swaps. See below and also Note 8. We are generally exposed to credit or repayment risk based on our relationship with the counterparty to the transaction. We minimize the credit or repayment risk on our derivative instruments by entering into transactions with institutions whose credit rating is Aa or higher.

Derivative Financial Instruments

We enter into interest rate swap agreements to reduce our exposure to market risks from changing interest rates on our new vehicle floorplan lines of credit. The difference between interest paid and interest received, which may change as market interest rates change, is accrued and recognized as either additional floorplan interest expense, or a reduction thereof. If a swap is no longer accounted for as a cash flow hedge and the forecasted transaction remains probable or reasonably possible of occurring, the gain or loss recorded in accumulated other comprehensive income (loss) is recognized as the forecasted transaction occurs. If the forecasted transaction is not probable of occurring, the gain or loss recorded in accumulated other comprehensive income (loss) is recognized immediately.

We account for our derivative financial instruments in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities-an amendment of FASB Statement No. 133” and SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities” (collectively, “the Standards”). The Standards require that all derivative instruments (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value, and that changes in the derivatives fair value be recognized currently in earnings unless specific hedge accounting criteria are met. See also Note 8.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to financial statements. Changes in such estimates may affect amounts reported in future periods.

Estimates are used in the calculation of certain reserves maintained for charge backs on estimated cancellations of service contracts, life, accident and disability insurance policies, and finance fees from customer financing contracts. We also use estimates in the calculation of various expenses, accruals and reserves including anticipated workers compensation premium expenses related to a retrospective cost policy, estimated uncollectible accounts and notes receivable, discretionary employee bonus, environmental matters, warranty claims for our used vehicles, gross profit on service work performed on vehicles in inventory, estimate of revenue recognition on discounts received on parts inventory and stock-based compensation. We also make certain estimates regarding the assessment of the recoverability of long-lived assets, indefinite-lived intangible assets and deferred tax assets.

Revenue Recognition

Revenue from the sale of vehicles is recognized when a contract is signed by the customer, a preliminary bank agreement is obtained, and the delivery of the vehicles to the customer is made. Fleet sales of vehicles, whereby we do not take possession of the vehicles, are shown on a net basis in fleet and other revenue.

Revenue from parts and service is recognized upon delivery of the parts or service to the customer.

Finance fees earned for notes placed with financial institutions in connection with customer vehicle financing are recognized, net of estimated charge-backs, as finance and insurance revenue upon acceptance of the credit by the financial institution.

Insurance income from third party insurance companies for commissions earned on credit life, accident and disability insurance policies sold in connection with the sale of a vehicle are recognized, net of anticipated cancellations, as finance and insurance revenue upon execution of the insurance contract.

Commissions from third party service contracts are recognized, net of anticipated cancellations, as finance and insurance revenue upon sale of the contracts.

We also participate in future underwriting profit, pursuant to retrospective commission arrangements, recognized in income as earned.

Sales Returns

We allow for customer returns on sales of our parts inventory up to 30 days after the sale. Most parts returns generally occur within one to two weeks from the time of sale, and are not significant. At December 31, 2008 and 2007, our allowance for parts sales returns totaled $87,000 and $89,000, respectively. We do not allow the return of new or used vehicles, except where mandated by state law.

Legal Costs

We are a party to numerous legal proceedings arising in the normal course of business. We accrue for certain legal costs and potential settlement claims related to various proceedings that are estimable and probable in accordance with SFAS No. 5, “Accounting for Contingencies.”

Debt Issuance Costs and Loan Origination Fees

Debt issuance costs and loan origination fees paid, including incremental direct costs of completed loan agreements, are deferred and amortized over the life of the debt to which it relates and are shown as an increase to the related interest expense. During 2008, we wrote off $194,000 of debt issuance costs as a component of other interest expense in connection with the early retirement of $42.5 million of our senior subordinated convertible notes. See also Note 11.

Warranty

We offer a 60-day, 3000 mile limited warranty on the sale of most retail used vehicles. We estimate our warranty liability based on the number of vehicles sold and an estimated claim cost per vehicle based on past experience. Each year, we analyze the warranty charges related to our used vehicle sales and update our per used vehicle warranty estimate. The estimated warranty is added to cost of sales upon sale of the related vehicle. At December 31, 2008 and 2007, accrued warranty totaled $73,000 and $144,000, respectively, and is included in other current liabilities on the consolidated balance sheets. A roll-forward of our warranty liability for the years ended December 31, 2008, 2007 and 2006 was as follows (in thousands):

Year Ended December 31,	2008	2007	2006
Balance, beginning of period	$144	$215	$176
Warranties issued	1,141	2,737	2,494
Reductions for warranty payments made	(1,212)	(2,808)	(3,025)
Adjustments and changes in estimates	—	—	570

Balance, end of period	$73	$144	$215

Major Supplier and Franchise Agreements

We purchase substantially all of our new vehicles and inventory from various manufacturers at the prevailing prices charged by auto makers to all franchised dealers. Our overall sales could be impacted by the auto manufacturers’ inability or unwillingness to supply the dealership with an adequate supply of popular models.

We enter into agreements (the “Franchise Agreements”) with the manufacturers. The Franchise Agreements generally limit the location of the dealership and provide the auto manufacturer approval rights over changes in dealership management and ownership. The auto manufacturers are also entitled to terminate the Franchise Agreements if the dealership is in material breach of the terms. Our ability to expand operations depends, in part, on obtaining consents of the manufacturers for the acquisition of additional dealerships. See also “Goodwill and Other Identifiable Intangible Assets” above.

Stock-Based Compensation

We account for equity instruments exchanged for employee services pursuant to SFAS No. 123R, “Share-Based Payment.” Under the provisions of SFAS No. 123R, stock-based compensation cost for equity classified awards is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity award).

The provisions of SFAS No. 123R apply to all awards granted or modified after the date of adoption, which was January 1, 2006, as well as to the unrecognized expense of awards not yet vested at the date of adoption. Such expense will be recognized as compensation expense in the periods after the date of adoption using the Black-Scholes valuation method over the remainder of the requisite service period. Our unearned compensation balance of $1.1 million as of December 31, 2005 was reclassified into our Class A common stock upon the adoption of SFAS No. 123R. The cumulative effect of the change in accounting principle upon adoption of SFAS No. 123R was not material.

Segment Reporting

Based upon definitions contained within SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information,” an operating segment is a component of an enterprise:

•	that engages in business activities from which it may earn revenues and incur expenses;

•	whose operating results are regularly reviewed by the enterprise’s chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance; and

•	for which discrete financial information is available.

We define the term ‘chief operating decision maker’ to be our executive management group. Currently, all operations are reviewed on a consolidated basis for budget and business plan performance by our executive team. Additionally, operational performance at the end of each reporting period is viewed in the aggregate by our management group. Any decisions related to changes in personnel, dispatching corporate employees to assist in operational improvement or training, or to allocate other company resources are made based on the combined results.

We operate in a single operating and reporting segment, automotive retailing. We sell new and used vehicles, vehicle maintenance and repair services, vehicle parts and financing and insurance products.

Reclassifications

Reclassifications related to discontinued operations were made to the prior period financial statements to conform to the current period presentation in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” See also Note 22. Certain other immaterial reclassifications were also made to conform to the current period presentation.

(2) Net Income Per Share of Class A and Class B Common Stock

We compute net income per share of Class A and Class B common stock in accordance with SFAS No. 128, “Earnings per Share,” using the two-class method. Under the provisions of SFAS No. 128, basic net income per share is computed using the weighted average number of common shares outstanding during the period except that it does not include unvested common shares subject to repurchase or cancellation. Diluted net income per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options, warrants, restricted shares, restricted stock units, conversion of any convertible senior subordinated notes and unvested common shares subject to repurchase or cancellation. The dilutive effect of outstanding stock options, restricted shares, restricted stock units and warrants is reflected in diluted earnings per share by application of the treasury stock method. The computation of the diluted net income per share of Class A common stock assumes the conversion of Class B common stock, while the diluted net income per share of Class B common stock does not assume the conversion of those shares.

Except with respect to voting rights, the rights of the holders of our Class A and Class B common stock are identical. Our Articles of Incorporation require that the Class A and Class B common stock must share equally in any dividends, liquidation proceeds or other distribution with respect our common stock and the Articles of Incorporation can only be amended by a vote of the shareholders. Additionally, Oregon law provides that amendments to our Articles of Incorporation, which would have the effect of adversely altering the rights, powers or preferences of a given class of stock, must be approved by the class of stock adversely affected by the proposed amendment. As a result, and in accordance with EITF Issue No. 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128,” the undistributed earnings for each year are allocated based on the contractual participation rights of the Class A and Class B common shares as if the earnings for the year had been distributed. As the liquidation and dividend rights are identical, the undistributed earnings are allocated on a proportionate basis. Further, as we assume the conversion of Class B common stock in the computation of the diluted net income per share of Class A common stock, the undistributed earnings are equal to net income for that computation.

The following table sets forth the computation of basic and diluted net income (loss) per share of Class A and Class B common stock (in thousands, except per share amounts):

Year Ended December 31,	2008		2007		2006
Basic EPS	Class A	Class B	Class A	Class B	Class A	Class B
Numerator:
Net income (loss) from continuing operations applicable to common stockholders	$(161,630)	$(37,407)	$17,370	$4,144	$24,781	$5,929
Distributed income applicable to common stock holders	7,669	1,775	8,896	2,122	8,218	1,966

Basic undistributed net income (loss) from continuing operations applicable to common stockholders	$(169,299)	$(39,182)	$8,474	$2,022	$16,563	$3,963

Denominator:
Weighted average number of shares outstanding used to calculate basic net income (loss) per share	16,255	3,762	15,768	3,762	15,723	3,762

Basic distributed income per share applicable to common stockholders	$0.47	$0.47	$0.56	$0.56	$0.52	$0.52
Basic undistributed net income (loss) per share applicable to common stockholders	(10.41)	(10.41)	0.54	0.54	1.06	1.06

Basic net income (loss) per share applicable to common stockholders	$(9.94)	$(9.94)	$1.10	$1.10	$1.58	$1.58

Year Ended December 31,	2008		2007		2006
Diluted EPS	Class A	Class B	Class A	Class B	Class A	Class B
Numerator:
Distributed income applicable to common stockholders	$7,669	$1,775	$8,896	$2,122	$8,218	$1,966
Reallocation of distributed income as a result of conversion of convertible senior subordinated notes	—	—	221	(221)	204	(204)
Reallocation of distributed income as a result of conversion of dilutive stock options	—	—	29	(29)	36	(36)
Reallocation of income due to conversion of Class B to Class A common shares outstanding	1,775	—	1,872	—	1,726	—

Diluted distributed income applicable to common stockholders	$9,444	$1,775	$11,018	$1,872	$10,184	$1,726

Undistributed net income (loss) from continuing operations applicable to common stockholders	$(169,299)	$(39,182)	$8,474	$2,022	$16,563	$3,963

2 7/8% convertible senior subordinated notes	—	—	1,559	320	1,573	323
Reallocation of undistributed income as a result of conversion of convertible senior subordinated notes	—	—	212	(212)	411	(411)
Reallocation of undistributed income as a result of dilutive stock options	—	—	28	(28)	72	(72)
Reallocation of income (loss) due to conversion of Class B to Class A common shares outstanding	(39,182)	—	2,102	—	3,803	—

Undistributed diluted net income (loss) applicable to common stockholders	$(208,481)	$(39,182)	$12,375	$2,102	$22,422	$3,803

Denominator
Weighted average number of shares outstanding used to calculate basic net income (loss) per share	16,255	3,762	15,768	3,762	15,723	3,762
Weighted average number of shares from assumed conversion of 2 7/8% convertible senior subordinated notes	—	—	2,281	—	2,255	—
Weighted average number of shares from stock options	—	—	271	—	362	—
Conversion of Class B to Class A common shares outstanding	3,762	—	3,762	—	3,762	—

Weighted average number of shares outstanding used to calculate diluted net income (loss) per share	20,017	3,762	22,082	3,762	22,102	3,762

Diluted distributed income per share applicable to common stockholders	$0.47	$0.47	$0.50	$0.50	$0.46	$0.46
Diluted undistributed income (loss) per share applicable to common stockholders	(10.41)	(10.41)	0.56	0.56	1.02	1.02

Diluted net income (loss) per share applicable to common stockholders	$(9.94)	$(9.94)	$1.06	$1.06	$1.48	$1.48

Antidilutive Securities
2 7/8% convertible senior subordinated notes	2,037	—	—	—	—	—

Shares issuable pursuant to stock options not included since they were antidilutive	1,892	—	621	—	356	—

(3) Trade Receivables

Trade receivables consisted of the following (in thousands):

December 31,	2008	2007
Trade receivables	$10,876	$13,234
Vehicle receivables	13,111	23,878
Manufacturer receivables	16,492	21,514
Other	1,685	2,678

	42,164	61,304
Less: Allowances	(348)	(391)

Total receivables, net	$41,816	$60,913

Vehicle receivables represent receivables from financial institutions for the portion of the vehicle sales price financed by the customer.

(4) Inventories and Related Notes Payable

The new and used vehicle inventory, collateralizing related notes payable, and other inventory were as follows (in thousands):

December 31,	2008		2007
	Inventory Cost	Notes Payable	Inventory Cost	Notes Payable
New and program vehicles	$338,799	$337,700	$432,718	$451,590
Used vehicles	59,407		136,239
Parts and accessories	24,606		32,802

	$422,812		$601,759

The inventory cost is generally reduced by manufacturer holdbacks and incentives, while the related floorplan notes payable are reflective of the gross cost of the vehicle. The floorplan notes payable, as shown in the above table, will generally also be higher than the inventory cost due to the timing of the sale of a vehicle and payment of the related liability.

All new vehicles are pledged to collateralize floorplan notes payable to floorplan providers. The floorplan notes payable bear interest, payable monthly on the outstanding balance, at a rate of interest that varies by provider. The new vehicle floorplan notes are payable on demand and are typically paid upon the sale of the related vehicle. As such, these floorplan notes payable are shown as current liabilities in the accompanying consolidated balance sheets.

Chrysler Financial, Mercedes Financial, TMCC, Ford Motor Credit Company, GMAC LLC, VW Credit, Inc., American Honda Finance Corporation and BMW Financial Services NA, LLC have agreed to floor new vehicles for their respective brands. Chrysler Financial and TMCC serve as the primary lenders for all other brands. The new vehicle lines are secured by new vehicle inventory of the stores financed by that lender. Vehicles financed by lenders not directly associated with the manufacturer are classified as floorplan notes payable: non-trade and are included as a financing activity in our statements of cash flows. Vehicles financed by lenders directly associated with the manufacturer are classified as floorplan notes payable and are included as an operating activity.

At December 31, 2008 and 2007, used vehicles and parts and accessories inventory were pledged to collateralize our working capital, acquisition and used vehicle flooring credit facility.

We evaluate our vehicles at the lower of market value or cost under the pooled approach for vehicles. In 2008, due to a shift in consumer demand, we determined certain used vehicle aging categories were in unbalanced quantities. Based on this determination, we recorded a used vehicle impairment of $0.5 million at December 31, 2008. We did not record any impairment charges on used vehicle inventories in 2007 and 2006. If the book value of our used vehicles is more than fair value, we could experience losses on our used vehicles in future periods.

On November 30, 2006, General Motors (“GM”) completed the sale of a majority equity stake in GMAC to an investment consortium. Although GMAC continues to be the exclusive provider of GM financial products and services and continues to have the relationships with GM, GM has indicated in its public filings that it no longer controls the GMAC entity. As a result, we treat the financing of new vehicles by GMAC after the change in ownership control as a financing activity.

(5) Property, Plant and Equipment

Property, plant and equipment consisted of the following (in thousands):

December 31,	2008	2007
Buildings and improvements	$162,747	$222,413
Service equipment	32,259	41,077
Furniture, signs and fixtures	77,232	99,532

	272,238	363,022
Less accumulated depreciation – buildings	(20,604)	(20,628)
Less accumulated depreciation – equipment and other	(47,414)	(46,126)

	204,220	296,268
Land	104,875	148,086
Construction in progress, buildings	37,070	13,520
Construction in progress, other	111	3,872

	$346,276	$461,746

As discussed in Note 1, these assets, considered long-lived assets held and used, are reviewed for impairment whenever events or circumstances indicate that the carrying amount of assets may not be recoverable in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” We evaluate recoverability of assets to be held and used by comparing the carrying amount of an asset to future net undiscounted cash flows, including possible disposition, associated with the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. In order to determine the fair value of the assets, we utilize market data, including appraisals and comparable sales, or our disposition history of similar assets.

As a result of the adverse change in the business climate and our reduced earnings and cash flow forecast, we tested certain long-lived assets for recoverability in the second quarter of 2008. This impairment test was performed just prior to performing the first step of the goodwill impairment test as discussed in Note 6. We also performed the test on certain long-lived assets in the fourth quarter of 2008.

During 2008, we recorded impairment charges totaling $7.0 million against long-lived assets held and used. We also recorded $5.1 million of impairment charges as a component of selling, general and administrative, for total long-lived asset impairment charges of $12.1 million in 2008 as follows:

Real estate	$4,503
Equipment	977
Terminated construction projects	4,527
Other	2,081

$12,088

We did not record any impairment charges on assets to be held and used in 2007 or 2006. Depending upon economic conditions, ongoing store performance, manufacturer financial viability, cash flows from operations and overall market capitalization, we may be required to record additional asset impairment charges in future periods.

As part of our restructuring plan announced in the second quarter of 2008, we identified certain non-operating property held for future development and our company airplane as assets targeted for sale. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we concurrently determined that these assets met the criteria to be classified as ‘held for sale.’ We evaluated these assets in the third quarter of 2008 and concluded that the classification as ‘held for sale’ remained appropriate.

However, as a result of the declining economic environment, our success in generating cash through other transactions and our unwillingness to continue to reduce the price of the assets to affect a sale, in the fourth quarter of 2008, we determined that we no longer continued to meet the criteria of SFAS No. 144. Therefore, we reclassified the assets as ‘held and used’ on our balance sheet. Pursuant to the requirements of changes to a plan of sale under SFAS No. 144, we individually measured the assets at the lower of their carrying amount before classification as ‘held for sale,’ adjusted for any depreciation expense or impairment losses that would have been recognized had the assets been continuously recognized as ‘held and used,’ or fair value at the date of the subsequent decision not to sell. As a result of this evaluation, depreciation expense of approximately $0.1 million was recorded. No additional impairment charges were recorded.

(6) Goodwill and Other Intangible Assets

Goodwill

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” we review our goodwill on October 1 of each year. The impairment test is a two-step process. The first step identifies potential impairments by comparing the calculated fair value of a reporting unit with its book value. If the fair value of the reporting unit exceeds the carrying amount, goodwill is not impaired and the second step is not necessary. If the carrying value exceeds the fair value, the second step includes determining the implied fair value through further market research. The implied fair value of goodwill is then compared with the carrying amount to determine if an impairment loss is recorded.

We calculate the fair value of our reporting unit by applying a fair-value based test using the Adjusted Present Value method (“APV”). Under the APV method, future cash flows are based on recently prepared budget forecasts and business plans to estimate the future economic benefits that the reporting unit will generate. An estimate of the appropriate discount rate is utilized to convert the future economic benefits to their present value equivalent. Growth rates are calculated for five years based on management’s forecasted sales projections. The growth rates used for periods beyond five years are calculated based on the U.S. Department of Labor, Bureau of Labor Statistics for historical consumer price index data. The discount rate applied to the future cash flows factors in an equity risk premium, small stock risk premium, a beta, and a risk-free rate. Market values for real estate are estimated based on information available on each piece of real estate, including historical outside appraisals obtained on the real estate and an estimate of market value based on various factors including property tax assessments, local and regional rent factors, or other information to determine fair market value.

During the second quarter of 2008, we elected to place 13 stores in discontinued operations, closing one location and marketing 12 for disposal. As part of this election, we reclassified into discontinued operations $39.5 million of goodwill assigned to the 12 stores. The amount of goodwill assigned to a discontinued operation is generally determined based on the subject dealership’s fair value as measured by discounted cash flows as it relates to the discounted cash flows of the reporting unit.

After this reclassification, and based on our decision to dispose of approximately 10% of our stores, an adverse change in the business climate, our reduced earnings and cash flow forecast and a significant continuing decline in our market capitalization, we determined that our goodwill required an interim impairment test.

The first step of the impairment test showed that the fair value of our reporting unit was less than its carrying amount, indicating a potential impairment. We performed the second step of the impairment test, concluding that the implied fair value of goodwill was reduced to zero. This resulted in an impairment of the entire balance of goodwill totaling $272.5 million.

The roll-forward of goodwill was as follows (in thousands):

Year Ended December 31,	2008	2007
Balance, beginning of year	$311,527	$307,424
Goodwill acquired and post acquisition adjustments	428	12,608
Goodwill transferred to discontinued operations	(39,452)	(8,505)
Goodwill impairments	(272,503)	—

Balance, end of year	$—	$311,527

Other Intangible Assets

At December 31, 2008 and 2007, other intangible assets included the value of franchise agreements, non-compete agreements and customer lists. The value attributed to franchise agreements has an indefinite useful life and non-compete agreements and customer lists are amortized on a straight-line basis over the life of the agreements, typically 3 to 5 years.

The gross amount of other intangible assets and the related accumulated amortization for non-compete agreements and customer lists were as follows (in thousands):

December 31,	2008	2007
Franchise value	$41,931	$68,863

Non-compete agreements and customer lists	145	135
Accumulated amortization	(68)	(52)

Net non-compete agreements and customer lists	77	83

Total other intangible assets, net	$42,008	$68,946

Amortization expense related to the non-compete agreements and customer lists is not material.

Based on the same triggering events discussed above for goodwill, we determined that an impairment test for franchise values was required in the second quarter of 2008. We also performed an impairment test in the fourth quarter of 2008. We test our franchise values in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.”

We use an APV method to calculate the fair value of future cash flows associated with our franchises. Future cash flows are based on recently prepared forecasts and business plans to estimate the future economic benefits that the store will generate. We estimate the appropriate discount rate to convert the future economic benefits to their present value equivalent. Growth rates are calculated for five years based on management’s forecasted sales projections. The growth rates used for periods beyond five years are calculated based on the U.S. Department of Labor, Bureau of Labor Statistics for historical consumer price index data. The discount rate applied to the future cash flows factors in an equity risk premium, small stock risk premium, a beta and a risk-free rate.

Consideration is also given to the value that market participants attribute to each type of franchise (domestic, import or luxury store) based on current market transactions. The market value of domestic stores has been negatively impacted by market conditions and a historically high truck and SUV mix, while the market value of import or luxury stores continues to support the carrying amount of franchise value, where applicable.

In cases where the estimated fair value of the franchise was less than its carrying value, an impairment charge was taken. A partial or full impairment of the franchise value totaling $14.6 million was recorded in the second quarter of 2008 on 10 franchises, including six Chrysler and four General Motors. This charge is recorded in other asset impairments in the consolidated statement of operations.

A roll-forward of our other intangible assets was as follows (in thousands):

Year Ended December 31,	2008	2007
Balance, beginning of year	$68,946	$69,054
Intangible assets acquired	175	4,222
Amortization expense	(34)	(33)
Intangible assets transferred to discontinued operations	(12,500)	(4,297)
Intangible asset impairments	(14,579)	—

Balance, end of year	$42,008	$68,946

At December 31, 2008 and 2007, other identifiable intangible assets were $42.0 million and $68.9 million, respectively, which included $41.9 million and $68.9 million, respectively, of franchise value. A future decline in store performance, change in projected growth rates, manufacturer insolvency, brand termination, other margin assumptions or changes in interest rates could result in a potential impairment of one or more of our franchises.

(7) Trade Payables

Trade payables consisted of the following (in thousands):

December 31,	2008	2007
Trade payables	$7,613	$11,976
Lien payables	5,560	14,005
Manufacturer payables	3,940	6,119
Other	4,458	6,615

Total trade payables	$21,571	$38,715

Lien payables represent amounts owed to financial institutions for customer vehicle trade-ins.

(8) Derivative Financial Instruments

We have entered into interest rate swaps to manage the variability of our interest rate exposure, thus fixing a portion of our interest expense in a rising or falling rate environment. We do not enter into derivative instruments for any purpose other than to manage interest rate exposure. That is, we do not engage in interest rate speculation using derivative instruments. Typically, we designate all interest rate swaps as cash flow hedges.

As of December 31, 2008, we had outstanding the following interest rate swaps with U.S. Bank Dealer Commercial Services:

•	effective March 9, 2004 – a five year, $25 million interest rate swap at a fixed rate of 3.25% per annum, variable rate adjusted on the 1st and 16th of each month;

•	effective March 18, 2004 – a five year, $25 million interest rate swap at a fixed rate of 3.10% per annum, variable rate adjusted on the 1st and 16th of each month;

•	effective June 16, 2006 – a ten year, $25 million interest rate swap at a fixed rate of 5.587% per annum, variable rate adjusted on the 1st and 16th of each month;

•	effective January 26, 2008 – a five-year, $25 million interest rate swap at a fixed rate of 4.495% per annum, variable rate adjusted on the 26th of each month;

•	effective May 1, 2008 – a five year, $25 million interest rate swap at a fixed rate of 3.495% per annum, variable rate adjusted on the 1st and 16th of each month; and

•	effective May 1, 2008 – a five year, $25 million interest rate swap at a fixed rate of 3.495% per annum, variable rate adjusted on the 1st and 16th of each month.

We receive interest on all of the interest rate swaps at the one-month LIBOR rate. The one-month LIBOR rate at December 31, 2008 was 0.44% per annum as reported in the Wall Street Journal.

We apply hedge accounting based upon the criteria established by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and record all derivative instruments on the balance sheet at fair value. The fair value of our interest rate swap agreements represents the estimated receipts or payments that would be made to terminate the agreements. These amounts related to our cash flow hedges are recorded as deferred gains or losses in our consolidated balance sheet with the offset recorded in accumulated other comprehensive income, net of tax. Changes to the fair value of discontinued cash flow hedges are recognized into earnings as a component of floorplan interest expense. At December 31, 2008 and 2007, the net fair values of all of our agreements totaled $(10.8) million and $(1.7) million, respectively, which were recorded on our balance sheet as components of other assets and liabilities. The estimated amount expected to be reclassified into earnings within the next twelve months is $4.9 million at December 31, 2008.

As inventory levels fell and future levels of floorplan debt were expected to decrease, one cash flow hedge was discontinued at the end of the third quarter of 2008 due to the forecasted transaction no longer being probable. Additionally, in response to expected decreases in debt levels, we discontinued two cash flow hedges and de-designated and re-designated certain other swaps in the fourth quarter of 2008. The change in the market value of undesignated swaps resulted in a $0.5 million loss which was recognized in earnings as a component of floorplan interest expense in the fourth quarter of 2008. Following the discontinuation and de-designation of cash flow hedges, approximately $1.2 million remains as a component of accumulated other comprehensive income (loss) to be recognized over the remaining life of these swaps

During 2006, interest rate swaps were not designated as cash flow hedges and changes in market value of the interest rate swaps were included in floorplan interest expense and totaled a loss of $1.9 million. Although these interest rate swaps were not designated as cash flow hedges, they did serve to economically hedge interest costs.

On a quarterly basis, we assess the effectiveness of our hedges both retrospectively and prospectively using regression analysis under the hypothetical derivative method. Additional qualitative considerations are given to assess effectiveness prospectively and support the expectation of the hedge to be highly effective. Ineffectiveness occurs when the amount of change in fair market value of the swap is greater than the change in fair market value of the hypothetical derivative. Any ineffectiveness will be reflected in the floorplan interest expense in our statement of operation in the period in which it occurs. In 2008 and 2007, we recorded $363,000 and $73,000, respectively, of ineffectiveness. We did not record any ineffectiveness in 2006.

(9) Fair Value Measurements

Effective January 1, 2008, we adopted the provisions of SFAS No. 157, “Fair Value Measurements,” for our financial assets and liabilities measured at fair value. In February 2008, the FASB issued FSP FAS 157-2, Effective Date of FASB Statement No. 157, which delayed the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008, for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. We are currently evaluating the potential impact of applying the provisions of SFAS No. 157 to our nonfinancial assets and liabilities beginning in 2009, including (but not limited to) the valuation of our single reporting unit for the purpose of assessing goodwill impairment should we recognize goodwill following subsequent store purchases, the valuation of our franchise rights when assessing franchise impairments, the valuation of property and equipment when assessing long-lived asset impairment, and the valuation of assets acquired and liabilities assumed in future business combinations.

Under SFAS No. 157, the fair value is the price that would be received to sell an asset or paid to transfer a liability assuming an orderly transaction in the most advantageous market at the measurement date. The price that would be received or paid must be explained in terms of valuation methodology and the most advantageous market must consider transaction costs (but not include them in the fair value). SFAS No. 157 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs when measuring fair value.

The standard describes three levels of inputs that may be used to measure fair value:

•	Level 1 – quoted prices in active markets for identical securities;

•	Level 2 – other significant observable inputs, including quoted prices for similar securities, interest rates, prepayment speeds, credit risk, etc.; and

•	Level 3 – significant unobservable inputs, including our own assumptions in determining fair value.

The inputs or methodology used for valuing financial assets and liabilities are not necessarily an indication of the risk associated with investing in them.

We value our interest rate swaps pursuant to SFAS No. 157. For recognizing the most appropriate value, the highest and best use of our interest rate swaps are measured using an in-exchange valuation premise that considers the assumptions that market participants would use in pricing the swaps.

We use the income approach to determine the fair value of our interest rate swaps using observable Level 2 market expectations at measurement date and standard valuation techniques to convert future amounts to a single present amount (discounted) assuming that participants are motivated, but not compelled to transact. Level 2 inputs for the swap valuations are limited to quoted prices for similar assets or liabilities in active markets (specifically futures contracts on LIBOR for the first two years) and inputs other than quoted prices that are observable for the asset or liability (specifically LIBOR cash and swap rates and credit risk at commonly quoted intervals). Mid-market pricing is used as a practical expedient for fair value measurements. Key inputs, including the cash rates for very short term, futures rates for up to two years and LIBOR swap rates beyond the derivative maturity are used to predict future reset rates to discount those future cash flows to present value at measurement date. Inputs are collected from Bloomberg on the last market day of the period. The same rates are used to determine the rate used to discount the future cash flows. The valuation of the interest rate swaps also takes into consideration our own as well as the counterparty’s risk of non-performance under the contract.

Following are the disclosures related to our financial assets and liabilities pursuant to SFAS No. 157 (in thousands):

	December 31, 2008
	Fair Value	Input Level
Interest rate swap liabilities	$10,835	Level 2

Our adoption of the provisions of SFAS No. 157 on January 1, 2008, with respect to our interest rate swaps measured at fair value, did not have a material impact on our fair value measurements or our financial statements for 2008.

Effective January 1, 2008, we also adopted the provisions of SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” which permits entities to choose to measure many financial instruments and certain other items at fair value. We have elected not to measure any of our current eligible financial assets or liabilities at fair value upon adoption.

(10) Financing Transactions

During 2008, we received proceeds of $91.2 million through mortgage financing and sale-leaseback transactions of real estate. Two financing transactions were sale-leasebacks. As of December 31, 2008, one of these transactions does not qualify for sale recognition under SFAS No. 66, “Accounting for Sales of Real Estate,” due to continuing involvement by us related to certain environmental remediation. See Note 17.

(11) Lines of Credit and Long-Term Debt

Working Capital, Acquisition and Used Vehicle Credit Facility

We have a working capital, acquisition and used vehicle credit facility (the “Credit Facility”) with U.S. Bank National Association, DaimlerChrysler Financial Services Americas LLC (“Chrysler Financial”), DCFS U.S.A. LLC (“Mercedes Financial”) and Toyota Motor Credit Corporation (“TMCC”).

In August 2008, we amended the Credit Facility, effective as of June 30, 2008. This amendment reduced our minimum net worth ratio and lowered our required covenant performance ratios through the second quarter of 2009, to allow us to operate more effectively in the current economic environment. Beginning in the third quarter of 2009, the covenant performance ratio requirements increase on a quarterly basis so that by the fourth quarter of 2009, they will return to the levels mandated in the original agreement.

Due to the temporary slowing of our acquisition plans, and in an effort to reduce the fees associated with unutilized credit, the total amount available on the line was reduced from $300 million to $150 million in connection with the fourth amendment. As part of the fourth amendment, we received approval to dispose of approximately $150 million in assets, including assets currently held for sale. The schedule of assets approved for disposal was updated in a fifth amendment to the Credit Facility in December 2008.

In addition, under the fourth amendment, cash dividends were limited to $0.05 per share in the third quarter of 2008 and are permitted, based on a formula, beyond that quarter. Repurchases by us of our common stock are not permitted without the prior approval of our lenders. The interest rate, which is variable based on the one month LIBOR plus a spread, increased. This increase resulted in additional interest expense of approximately $0.5 million, or $0.03 per share, in 2008. We were assessed a $0.2 million change fee on the amendment and the maturity date was revised to April 30, 2010.

Loans are guaranteed by all of our subsidiaries and are secured by new vehicle inventory, used vehicle and parts inventory, equipment other than fixtures, deposit accounts, accounts receivable, investment property and other intangible personal property. Capital stock and other equity interests of our subsidiary stores and certain other subsidiaries are excluded. The lenders’ security interest in new vehicle inventory is subordinated to the interests of floorplan financing lenders, including Chrysler Financial, Mercedes Financial and TMCC. The agreement for this facility provides for events of default that include nonpayment, breach of covenants, a change of control and certain cross-defaults with other indebtedness. In the event of a default, the agreement provides that the lenders may declare the entire principal balance immediately due, foreclose on collateral and increase the applicable interest rate to the Credit Facility rate plus 3 percent, among other remedies.

New Vehicle Flooring

Chrysler Financial, Mercedes Financial, TMCC, Ford Motor Credit Company, GMAC LLC, VW Credit, Inc., American Honda Finance Corporation and BMW Financial Services NA, LLC have agreed to floor new vehicles for their respective brands. Chrysler Financial and TMCC serve as the primary lenders for all other brands. The new vehicle lines are secured by new vehicle inventory of the stores financed by that lender. Vehicles financed by lenders not directly associated with the manufacturer are classified as floorplan notes payable: non-trade and are included as a financing activity in our statements of cash flows. Vehicles financed by lenders directly associated with the manufacturer are classified as floorplan notes payable and are included as an operating activity.

Debt Covenants

We are subject to certain financial and restrictive covenants for all of our debt agreements. The Credit Facility agreement includes financial and restrictive covenants typical of such agreements including requirements to maintain a minimum total net worth, minimum current ratio, fixed charge coverage ratio and cash flow leverage ratio. The covenants restrict us from incurring additional indebtedness, making investments, selling or acquiring assets and granting security interests in our assets.

We utilize an internal forecast to project compliance with our covenants. Top line revenue numbers were significantly worse than our internal forecast had anticipated for the second half of 2008. Despite this negative development, we were able to improve our vehicle margins and reduce our SG&A and other variable costs in-line with these changes. As a result, our overall attainment to forecasted results was near expectation.

The fourth amendment to our Credit Facility stipulates a minimum net worth of not less than $245 million, with an additional reduction of up to $30 million related to any intangible asset impairment charges. This net worth covenant is adjusted up by 75% of any net income amounts, and is not adjusted down based on net loss amounts. Our fixed charge coverage ratio cannot be less than 1.0 to 1, and our cash flow leverage ratio cannot be more than 3.0 to 1.

As of December 31, 2008, our minimum net worth was approximately $248.3 million, our fixed charge coverage ratio was 1.10 to 1, our cash flow leverage ratio was 2.45 to 1 and our minimum current ratio was 1.25 to 1. Based on this data, we were in compliance with the four financial covenants set forth in our Credit Facility. There is a risk of prospective non-compliance with our minimum current ratio requirement. See “Concentrations of Risk and Uncertainties” in Note 1.

Sale of GMAC

On November 30, 2006, General Motors (“GM”) completed the sale of a majority equity stake in GMAC to an investment consortium. Although GMAC continues to be the exclusive provider of GM financial products and services and continues to have the relationships with GM, a majority equity stake in GMAC has been sold to an independent third-party and GM has indicated in its public filings that it no longer controls the GMAC entity. As a result, we are treating new vehicles financed by GMAC after the change in ownership control as floorplan notes payable: non-trade and related changes as a financing activity in our statements of cash flows. Vehicles financed prior to this change in control continue to be classified as floorplan notes payable: trade, with related changes reflected as operating activities in our statements of cash flows, since these GMAC vehicle financings occurred while GM retained control of GMAC as its captive finance subsidiary.

Amounts Outstanding and Availability

Interest rates on all of the above facilities ranged from 1.59% to 4.75% at December 31, 2008. Amounts outstanding on the lines at December 31, 2008, together with amounts remaining available under such lines were as follows (in thousands):

	Outstanding at December 31, 2008	Remaining Availability as of December 31, 2008
New and program vehicle lines	$337,700	$—	(1)
Working capital, acquisition and used vehicle line	86,000	34,747	(2)(3)

	$423,700	$34,747

(1)	There are no formal limits on the new and program vehicle lines with certain lenders.
(2)	Reduced by $349 for outstanding letters of credit.
(3)	The amount available on the line is limited based on a borrowing base calculation and fluctuates monthly.

2.875% Senior Subordinated Convertible Notes due 2014

At December 31, 2008 and 2007, we had outstanding 2.875% senior subordinated convertible notes (the “Notes”) due in 2014 of $42.5 million and $85.0 million, respectively. We will pay contingent interest on the Notes during any six-month interest period beginning May 1, 2009, in which the trading price of the notes for a specified period of time equals or exceeds 120% of the principal amount of the notes. The notes are currently convertible into shares of our Class A common stock at a price of $36.09 per share upon the satisfaction of certain conditions and upon the occurrence of certain events as follows:

•

if, prior to May 1, 2009, and during any calendar quarter, the closing sale price of our common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter;

•	if, after May 1, 2009, the closing sale price of our common stock exceeds 120% of the conversion price;

•

if, during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of notes for each day of such period was less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the notes;

•	if the notes have been called for redemption; or

•	upon certain specified corporate events.

A declaration and payment of a dividend in excess of $0.08 per share per quarter will result in additional adjustments in the conversion rate for the notes if such cumulative adjustment exceeds 1% of the current conversion rate. The January and July 2008 dividends resulted in changes in the current conversion rate per $1,000 of notes, which is currently 27.7098.

The notes are redeemable at our option beginning May 6, 2009 at the redemption price of 100% of the principal amount plus any accrued interest. The holders of the notes can require us to repurchase all or some of the notes on May 1, 2009 and upon certain events constituting a fundamental change or a termination of trading. A fundamental change is any transaction or event in which all or substantially all of our common stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, consideration that is not all, or substantially all, common stock that is listed on, or immediately after the transaction or event, will be listed on, a United States national securities exchange. A termination of trading will have occurred if our common stock is not listed for trading on a national securities exchange or the Nasdaq National Market.

The following table summarizes our repurchases to date, all of which were made on the open market:

Purchase Date	Face Amount Purchased	Purchase Price per $100	Total Purchase Price	Gain on Early Retirement of Debt
August 2008	$16.0 million	$89.0	$14.4 million	$1.6 million
October 2008	17.4 million	$86.5	15.1 million	2.2 million
October 2008	4.6 million	$81.0	3.7 million	0.9 million
December 2008	4.5 million	$89.0	4.0 million	0.5 million

	$42.5 million		$37.2 million	$5.2 million

The gain of $5.2 million on the retirement of the debt through December 31, 2008, is recorded as a component of other income, net on the consolidated statement of operations.

Summary

Long-term debt consisted of the following (in thousands):

December 31,	2008	2007
Variable Rate Debt:
Working capital, acquisition and used vehicle floorplan line of credit, expiring April 30, 2010	$86,000	$184,000
Mortgages payable in monthly installments of $455, including interest between 2.2% and 3.7%, maturing through September 2028; secured by land and buildings	68,063	31,109
Notes payable in monthly installments of $19, including interest between 0.0% and 7.5%, maturing at various dates through 2009; secured by vehicles leased to others	5,590	4,646

Total Variable Rate Debt	159,653	219,755
Fixed Rate Debt:
2.875% senior subordinated convertible notes, due May 2014 with interest due semi-annually in May and November of each year	42,500	85,000
Mortgages payable in monthly installments of $916, including interest between 4.7% and 8.2%, maturing through September 2027; secured by land and buildings	124,767	156,359
Notes payable related to acquisitions, with interest rates between 5.0% and 7.0%, maturing at various dates through May 2018	6,652	6,941
Sale-leasebacks accounted for as financings, net of interest of $2,493, with monthly lease payments of $69	9,493	—
Capital lease obligations, net of interest of $156, with monthly lease payments of $25	753	767

Total Fixed Rate Debt	184,165	249,067

Total Long-Term Debt	343,818	468,822
Less current maturities	(78,634)	(13,327)

	$265,184	$455,495

In addition to the amounts discussed above, we have $48.7 million of mortgages payable, $3.1 million of capital lease obligations and $56.4 million of floorplan notes payable that are included as a component of liabilities held for sale at December 31, 2008. See Note 19.

The schedule of future principal payments on long-term debt as of December 31, 2008 was as follows (in thousands):

Year Ending December 31,
2009	$78,634
2010	106,956
2011	18,255
2012	21,239
2013	31,413
Thereafter	87,321

Total principal payments	$343,818

(12) Stockholders’ Equity

Class A and Class B Common Stock

The shares of Class A common stock are not convertible into any other series or class of our securities. Each share of Class B common stock, however, is freely convertible into one share of Class A common stock at the option of the holder of the Class B common stock. All shares of Class B common stock shall automatically convert to shares of Class A common stock (on a share-for-share basis, subject to the adjustments) on the earliest record date for an annual meeting of our stockholders on which the number of shares of Class B common stock outstanding is less than 1% of the total number of shares of common stock outstanding. Shares of Class B common stock may not be transferred to third parties, except for transfers to certain family members and in other limited circumstances.

Holders of Class A common stock are entitled to one vote for each share held of record and holders of Class B common stock are entitled to ten votes for each share held of record. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of stockholders.

In June 2000, our Board of Directors authorized the repurchase of up to 1,000,000 shares of our Class A common stock. Through December 31, 2008, we have purchased a total of 479,731 shares under the repurchase program, none of which were purchased during 2008. We may continue to repurchase shares from time to time in the future as conditions warrant and subject to approval by our lenders.

(13) Income Taxes

Income tax expense (benefit) from continuing operations was as follows (in thousands):

Year Ended December 31,	2008	2007	2006
Current:
Federal	$7,006	$3,346	$13,063
State	961	555	1,704

	7,967	3,901	14,767
Deferred:
Federal	(87,295)	9,663	3,950
State	(12,325)	1,136	556

	(99,620)	10,799	4,506

Total	$(91,653)	$14,700	$19,273

At December 31, 2008, we had income taxes receivable totaling $18.2 million and, at December 31, 2007, we had income taxes receivable totaling $3.5 million.

Individually significant components of the deferred tax assets and liabilities are presented below (in thousands):

December 31,	2008	2007
Deferred tax assets:
Deferred revenue and cancellation reserves	$7,391	$6,510
Allowance and accruals	7,822	7,308
Goodwill	61,363	—

Total deferred tax assets	76,576	13,818
Deferred tax liabilities:
Inventories	(4,693)	(5,292)
Interest expense	(1,188)	(7,765)
Goodwill	—	(40,301)
Property and equipment, principally due to differences in depreciation	(22,234)	(20,150)
Prepaids and property taxes	(1,913)	(1,825)

Total deferred tax liabilities	(30,028)	(75,333)

Total	$46,548	$(61,515)

In 2008, 2007 and 2006, income tax benefits attributable to employee stock option transactions of $368,000, $283,000 and $382,000, respectively, were allocated to stockholders’ equity.

In connection with our reduced operating performance, goodwill impairment and other asset impairment charges in 2008, we had a total of $46.5 million of deferred tax assets, net at December 31, 2008.

Pursuant to SFAS No. 109, “Accounting for Income Taxes,” we considered whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax-planning strategies in making this assessment. Based upon the level of historical taxable income, projections for future taxable income over the periods in which the deferred tax assets are deductible, and available tax-planning strategies, we believe it is more likely than not that we will realize the benefits of these deductible differences. At December 31, 2008, we have not recorded any valuation allowance on deferred tax assets. However, a valuation allowance could be recorded in the future if estimates of taxable income during the carryforward period are reduced.

In addition, our 2008 reported gross earnings on federal and state income tax filings will be a loss. We have utilized the two year carryback provided by federal tax law. For state tax purposes, certain states either prohibit carryback claims, or our gross losses for state tax purposes eclipse the allowable carryback amount. Therefore, we have a number of state tax carryforward amounts totaling approximately $723,000, tax affected, with expiration dates through 2029.

The reconciliation between amounts computed using the federal income tax rate of 35% and our income tax benefit (expense) from continuing operations for 2008, 2007 and 2006 is shown in the following tabulation (in thousands):

Year Ended December 31,	2008	2007	2006
Computed “expected” tax (benefit) expense	$(101,741)	$12,675	$17,494
State taxes, net of federal income tax benefit	(8,740)	1,089	1,503
Other	18,828	936	276

Income tax (benefit) expense	$(91,653)	$14,700	$19,273

We did not have any unrecognized tax benefits at December 31, 2008 or 2007. No interest or penalties were included in our results of operations during 2008, 2007 or 2006, and we had no accrued interest or penalties at December 31, 2008 or 2007.

Open tax years at December 31, 2008 included the following:

Federal	2004 - 2007
15 states	2003 -2007

(14) 401(k) Profit Sharing Plan

We have a defined contribution 401(k) plan and trust covering substantially all fulltime employees. The annual contribution to the plan is at the discretion of our Board of Directors. Contributions of $0.2 million, $1.3 million and $1.2 million were recognized for the years ended December 31, 2008, 2007 and 2006, respectively. Employees may contribute to the plan as they meet certain eligibility requirements.

(15) Stock Incentive Plans

2003 Stock Incentive Plan

Our 2003 Stock Incentive Plan (the “2003 Plan”) allows for the granting of up to a total of 2.2 million nonqualified stock options and shares of restricted stock to our officers, key employees and consultants. We also have options outstanding and exercisable pursuant to their original terms pursuant to prior plans. Options canceled under prior plans do not return to the pool of options available for grant under the 2003 Plan. All of our option plans are administered by the Compensation Committee of the Board and permit accelerated vesting of outstanding options upon the occurrence of certain changes in control. Options become exercisable over a period of up to five years from the date of grant with expiration dates up to ten years from the date of grant and at exercise prices of not less than market value, as determined by the Board. Beginning in 2004, the expiration date of options granted was reduced to six years. At December 31, 2008, 205,687 shares of Class A common stock were available for future grants.

Activity under our stock incentive plans was as follows:

	Shares Subject to Options	Weighted Average Exercise Price
Balance, December 31, 2007	1,248,915	$21.14
Granted	1,113,580	6.60
Forfeited	(186,285)	17.55
Expired	(141,953)	19.25
Exercised	(27,000)	1.00

Balance, December 31, 2008	2,007,257	13.81

	Non-Vested Stock Grants	Weighted Average Grant Date Fair Value
Balance, December 31, 2007	145,667	$29.37
Granted	102,066	8.98
Vested	(7,915)	16.01
Forfeited	(75,110)	21.79

Balance, December 31, 2008	164,708	20.83

Certain information regarding options outstanding as of December 31, 2008 was as follows:

	Options Outstanding	Options Exercisable
Number	2,007,257	608,577
Weighted average per share exercise price	$13.81	$16.01
Aggregate intrinsic value	$63,000	$63,000
Weighted average remaining contractual term	3.9 years	2.2 years

As of December 31, 2008, unrecognized stock-based compensation related to outstanding, but unvested stock option and stock awards was $3.4 million, which will be recognized over the weighted average remaining vesting period of 2.2 years.

1998 Employee Stock Purchase Plan

In 1998, the Board of Directors and the stockholders approved the implementation of an Employee Stock Purchase Plan (the “Purchase Plan”), and, as amended in May 2008, have reserved a total of 3.45 million shares of Class A common stock for issuance thereunder. The Purchase Plan expires December 31, 2012. The Purchase Plan is intended to qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended, and is administered by the Compensation Committee of the Board. Eligible employees are entitled to defer up to 10% of their base pay for the purchase of stock up to $25,000 of fair market value of our Class A common stock annually.

The purchase price is equal to 85% of the fair market value at the end of the purchase period. During 2008, a total of 708,128 shares were purchased under the Purchase Plan at a weighted average price of $6.24 per share, which represented a weighted average discount from the fair market value of $1.10 per share. As of December 31, 2008, 757,093 shares remained available for purchase under the Purchase Plan.

Stock-Based Compensation

We estimate the fair value of stock options using the Black-Scholes valuation model. This valuation model takes into account the exercise price of the award, as well as a variety of significant assumptions. We believe that the valuation technique and the approach utilized to develop the underlying assumptions are appropriate in calculating the fair values of our stock options. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by persons who receive equity awards.

Compensation expense related to our Purchase Plan is calculated based on the 15% discount from the per share market price on the date of grant. Compensation expense related to non-vested stock is based on the intrinsic value on the date of grant as if the stock is vested. Compensation expense related to stock options is valued using the Black-Scholes valuation model with following assumptions:

Year Ended December 31,	2008	2007	2006
Risk-free interest rates(1)	2.37% - 3.27%	4.55%	4.77%
Dividend yield(2)	3.21% - 7.43%	1.98%	1.51%
Expected term(3)	4.6 - 5.8 years	5.8 years	4.7 - 5.3 years
Volatility(4)	42.41% - 47.93%	33.53%	35.31%
Discount for post vesting restrictions	0.0%	0.0%	0.0%

(1)	The risk-free interest rate for each grant is based on the U.S. Treasury yield curve in effect at the time of grant for a period equal to the expected term of the stock option.
(2)	The dividend yield is calculated as a ratio of annualized expected dividend per share to the market value of our common stock on the date of grant.
(3)	The expected term is calculated based on the observed and expected time to post-vesting exercise behavior of separate identifiable employee groups.
(4)	The expected volatility is estimated based on a weighted average of historical volatility of our common stock.

We amortize stock-based compensation on a straight-line basis over the vesting period of the individual award with estimated forfeitures considered. Shares to be issued upon the exercise of stock options will come from newly issued shares.

Certain information regarding our stock-based compensation was as follows:

Year Ended December 31,	2008	2007	2006
Weighted average grant-date per share fair value of share options granted	$1.56	$9.26	$10.93
Per share intrinsic value of non-vested stock granted	8.98	28.24	31.73
Weighted average per share discount for compensation expense recognized under the Purchase Plan	0.82	2.92	4.37
Total intrinsic value of share options exercised	73,000	0.9 million	1.1 million
Fair value of non-vested shares that vested during the period	63,000	152,000	142,000
Stock-based compensation recognized in results of operations (all as a component of selling, general and administrative expense)	1.7 million	3.4 million	3.5 million
Tax benefit recognized in statement of operations	378,000	769,000	714,000
Cash received from options exercised and shares purchased under all share-based arrangements	4.4 million	6.5 million	6.8 million
Tax deduction realized related to stock options exercised	208,000	314,000	424,000

(16) Dividend Payments

For the period January 1, 2006 through December 31, 2008, we declared and paid dividends as follows:

Quarter related to:	Dividend amount per share	Total amount of dividend (in thousands)
2005
Fourth quarter	$0.12	$2,338

2006
First quarter	$0.12	$2,354
Second quarter	0.14	2,754
Third quarter	0.14	2,738
Fourth quarter	0.14	2,745

2007
First quarter	$0.14	$2,749
Second quarter	0.14	2,762
Third quarter	0.14	2,762
Fourth quarter	0.14	2,776

2008
First quarter	$0.14	$2,806
Second quarter	0.14	2,837
Third quarter	0.05	1,025

No dividends were declared or paid related to the fourth quarter of 2008.

(17) Commitments and Contingencies

Leases

The minimum lease payments under our operating leases after December 31, 2008 are as follows (in thousands):

Year Ending December 31,
2009	$21,567
2010	18,247
2011	15,533
2012	13,334
2013	12,731
Thereafter	93,467

Total minimum lease payments	174,879
Less: sublease rentals	(4,121)

$170,758

Rental expense, net of rent income, for all operating leases was $15.5 million, $15.4 million and $13.4 million for the years ended December 31, 2008, 2007 and 2006, respectively. These amounts are included as a component of selling, general and administrative expenses in our statements of operations.

Primarily in connection with dispositions of dealerships, we occasionally assign or sublet our interests in any real property leases associated with such dealerships to the purchaser. We often retain responsibility for the performance of certain obligations under such leases to the extent that the assignee or sublessee does not perform, whether such performance is required prior to or following the assignment of subletting of the lease. Additionally, we generally remain subject to the terms of any guarantees made by us in connection with such leases. However, we generally have indemnification rights against the assignee or sublessee in the event of non-performance, as well as certain other defenses. We may also be called upon to perform other obligations under these leases, such as environmental remediation of the premises or repairs upon termination of the lease. Although we currently have no reason to believe that we will be called upon to perform any such services, there can be no assurance that any future performance required by us under these leases will not have a material adverse effect on our financial condition or results of operations.

Certain of our facilities where a lease obligation still exists have been vacated for a variety of business reasons. In these instances, we make efforts to find qualified tenants to sublease the facilities and assume financial responsibility. However, due to the specific nature and size of the facilities used in our dealership, tenants are not always available. In light of this, reserves have been accrued pursuant to SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” to offset our potential future lease obligations. These amounts were not material to our consolidated statements of operations during 2008, 2007 or 2006 and the amount accrued at December 31, 2008 and 2007 was not material.

In the second quarter of 2008, we entered into two sale-leaseback transactions involving dealership facilities. Each transaction called for an initial term of 15 years with eight successive five year renewal options. Rents are subject to increases based on year over year CPI changes with a maximum percentage rate cap. As of December 31, 2008, one of these transactions does not qualify for sale recognition under SFAS No. 66, “Accounting for Sales of Real Estate,” due to continuing involvement by us related to certain environmental remediation. This transaction has been accounted for as a financing.

The minimum lease payments to be made under the financing after December 31, 2008 are as follows (in thousands):

Year Ending December 31,
2009	$829
2010	829
2011	829
2012	829
2013	829
Thereafter	7,842

Total minimum lease payments	$11,987

See Notes 10 and 11.

Capital Commitments

We had capital commitments of $14.6 million at December 31, 2008 for the construction of two new facilities, both of which will replace existing facilities. We already incurred $29.2 million for these projects and anticipate incurring the remaining $14.6 million in 2009.

Charge-Backs for Various Contracts

We have recorded a reserve for our estimated contractual obligations related to potential charge-backs for vehicle service contracts, lifetime oil change contracts and other various insurance contracts that are terminated early by the customer. At December 31, 2008, this reserve totaled $13.5 million. Based on past experience, we estimate that the $13.5 million will be paid out as follows: $8.1 million in 2009; $3.6 million in 2010; $1.3 million in 2011; $0.4 million in 2012; and $0.1 million thereafter.

Regulatory Compliance

We are subject to numerous state and federal regulations common in the automotive sector that cover retail transactions with customers and employment and trade practices. We do not anticipate that compliance with these regulations will have an adverse effect on our business, consolidated results of operations, financial condition or cash flows, although such outcome is possible given the nature of our operations and the legal and regulatory environment affecting our business.

Litigation

We are party to numerous legal proceedings arising in the normal course of our business. While we cannot predict with certainty the outcomes of these matters, we do not anticipate that the resolution of these proceedings will have a material adverse effect on our business, results of operations, financial condition, or cash flows.

Phillips/Allen Cases

On November 25, 2003, Aimee Phillips filed a lawsuit in the U.S. District Court for the District of Oregon (Case No. 03-3109-HO) against Lithia Motors, Inc. and two of its wholly-owned subsidiaries alleging violations of state and federal RICO laws, the Oregon Unfair Trade Practices Act (“UTPA”) and common law fraud. Ms. Phillips seeks damages, attorney’s fees and injunctive relief. Ms. Phillips’ complaint stems from her purchase of a Toyota Tacoma pick-up truck on July 6, 2002. On May 14, 2004, we filed an answer to Ms. Phillips’ Complaint. This case was consolidated with the Allen case described below and has a similar current procedural status.

On April 28, 2004, Robert Allen and 29 other plaintiffs (“Allen Plaintiffs”) filed a lawsuit in the U.S. District Court for the District of Oregon (Case No. 04-3032-HO) against Lithia Motors, Inc. and three of its wholly-owned subsidiaries alleging violations of state and federal RICO laws, the Oregon UTPA and common law fraud. The Allen Plaintiffs seek damages, attorney’s fees and injunctive relief. The Allen Plaintiffs’ Complaint stems from vehicle purchases made at Lithia stores between July 2000 and April 2001. On August 27, 2004, we filed a Motion to Dismiss the Complaint. On May 26, 2005, the Court entered an Order granting Defendants’ Motion to Dismiss plaintiffs’ state and federal RICO claims with prejudice. The Court declined to exercise supplemental jurisdiction over plaintiffs’ UTPA and fraud claims. Plaintiffs filed a Motion to Reconsider the dismissal Order. On August 23, 2005, the Court granted Plaintiffs’ Motion for Reconsideration and permitted the filing of a Second Amended Complaint (“SAC”). On September 21, 2005, the Allen Plaintiffs, along with Ms. Phillips, filed the SAC. In this complaint, the Allen plaintiffs seek actual damages that total less than $500,000, trebled, approximately $3.0 million in mental distress claims, trebled, punitive damages of $15.0 million, attorney’s fees and injunctive relief. The SAC added as defendants certain officers and employees of Lithia. In addition, the SAC added a claim for relief based on the Truth in Lending Act (“TILA”). On November 14, 2005 we filed a second Motion to Dismiss the Complaint and a Motion to Compel Arbitration. In two subsequent rulings, the Court has dismissed all claims except those under Oregon’s Unfair Trade Practices Act and a single fraud claim for a named individual. We believe the actions of the court have significantly narrowed the claims and potential damages sought by the plaintiffs. Lithia’s motion to Compel Arbitration of Plaintiff’s remaining claims was denied. We have filed a Notice of Appeal relating to the denial of our Motion to Compel Arbitration. This appeal was argued before the Ninth Circuit Court of Appeals (No. 07-35670) with a ruling anticipated in Spring 2009.

On September 23, 2005, Maria Anabel Aripe and 19 other plaintiffs (“Aripe Plaintiffs”) filed a lawsuit in the U.S. District Court for the District of Oregon (Case No. 05-3083-HO) against Lithia Motors, Inc., 12 of its wholly-owned subsidiaries and certain officers and employees of Lithia, alleging violations of state and federal RICO laws, the Oregon UTPA, common law fraud and TILA. The Aripe Plaintiffs seek actual damages of less than $600,000, trebled, approximately $3.7 million in mental distress claims, trebled, punitive damages of $12.6 million, attorney’s fees and injunctive relief. The Aripe Plaintiffs’ Complaint stems from vehicle purchases made at Lithia stores between May 2001 and August 2005 and is substantially similar to the allegations made in the Allen case. On April 18, 2006, the Court stayed the proceedings in the Aripe case, pending resolution of certain motions in the Allen case. The relevant motions in the Allen case have now been resolved, and we anticipate that the stay in the Aripe case will soon be lifted.

Alaska Service and Parts Advisors and Managers Overtime Suit

On March 22, 2006, seven former employees in Alaska brought suit against the company (Dunham, et al. v. Lithia Support Services, et al., 3AN-06-6338 Civil, Superior Court for the State of Alaska) seeking overtime wages, additional liquidated damages and attorney fees. The complaint was later amended to include a total of 11 named plaintiffs. The court ordered the dispute to arbitration. In February 2008, the arbitrator granted the plaintiffs’ request to establish a class of plaintiffs consisting of all present and former service and parts department employees totaling approximately 150 individuals who were paid on a commission basis. We have filed a motion requesting reconsideration of this class certification, but the arbitrator died before issuing his opinion. The reconsideration seeks a ruling whether these employees or some of these employees are exempt from the applicable state law that provides for the payment of overtime under certain circumstances. A new arbitrator has now been appointed who has advised he intends to make an independent opinion with respect to the request by the plaintiff for a class certification. A supplemental brief was recently filed by the company with respect to this issue but no ruling has yet been rendered.

Alaska Used Vehicles Sales Disclosures

On May 30, 2006, four of our wholly owned subsidiaries located in Alaska were served with a lawsuit alleging that the stores failed to comply with Alaska law relating to various disclosures required to be made during the sale of a used vehicle. The complaint was filed by Jackie Lee Neese, et al. v. Lithia Chrysler Jeep of Anchorage, Inc., et al. in the Superior Court for the State of Alaska at Anchorage, case number 3AN-06-04815CI. The complainants seek to represent other similarly situated customers. The court has not certified the suit as a class action. During the pendency of the Neese case, the State of Alaska brought charges against Lithia’s subsidiaries alleging the same factual allegations, and also alleging violations related to the practice of charging document fees. We settled the State action, which we believe resolves the disputes. However, the plaintiffs in the private action moved to intervene in the State of Alaska matter, and they also filed a second putative class action lawsuit, Jackie Lee Neese, et al, v. Lithia Chrysler Jeep of Anchorage, Inc., case number 3AN-06-13341CI, related to the document fee claims identified in the State of Alaska’s complaint. The second Neese lawsuit was consolidated with the first case. The court denied the plaintiffs’ request to intervene in the State of Alaska matter and the plaintiffs have filed an appeal with the Alaska Supreme Court challenging that denial. Oral arguments on the appeal have been held, but no ruling has been issued. The trial court dismissed two of the stores involved in the first lawsuit because none of the named plaintiffs had purchased any vehicles from the two stores. The plaintiffs have also appealed that dismissal to the Alaska Supreme Court. Oral arguments were held and the parties are awaiting a decision from the Court. Both the private lawsuits, as well as the implementation of the settlement with the State of Alaska, have been stayed pending a ruling in the appeal of the State of Alaska case.

Washington State B&O Tax Suit

On October 19, 2005, Marcia Johnson and Theron Johnson (the “Johnsons”), on their own behalf and on behalf of a proposed plaintiff class of all other similarly situated individuals and entities, filed suit in the Superior Court for the State of Washington, Spokane County (Case No. 05205059-9). The Johnsons sued Lithia Motors, Inc., and one of Lithia’s wholly-owned subsidiaries, individually and as representatives of a proposed defendant class of other motor vehicle dealers, asking for an award of declaratory and injunctive relief, and damages, based on defendants’ allegedly illegal practice of itemizing and collecting the Washington State Business and Occupation Tax (“B&O Tax”) from customers buying vehicles from defendants.

The allegations in the Johnson case involve legal issues similar to those that were litigated in the case of Nelson vs. Appleway Chevrolet, Inc. (the “Nelson case”). By agreement of the parties, the Johnson case was stayed while the Nelson case, which had been filed in 2004, was appealed to the Washington State Supreme Court.

In April 2007, the Washington Supreme Court upheld the lower court decisions in favor of the plaintiffs in the Nelson case. The decision was based on the Appleway dealer’s practice of adding a B&O tax charge to a vehicle’s purchase price after the customer and the dealer reached agreement on the vehicle’s price.

Because Lithia’s subsidiary negotiated with the Johnsons over a proposed B&O tax charge before reaching agreement with the Johnsons on a purchase price for the Johnsons’ new vehicle, Lithia and its subsidiary believe the subsidiary’s actions are permissible under the law as established by the Supreme Court’s decision in the Nelson case. They moved for summary judgment based on the Washington Supreme Court’s decision in the Nelson case.

Shortly after the filing of that motion, the Johnsons filed an amended complaint. They added an allegation that the defendants’ actions also violated Washington’s Consumer Protection Act, and requested an award of treble damages up to $10,000 for each alleged violation of the Act.

The Johnsons then cross-moved for partial summary judgment, contending that the Supreme Court’s decision in the Nelson case established that Lithia and its subsidiary had violated Washington’s tax and Consumer Protection Act laws. After hearing oral argument on the motions, the trial court judge, on October 12, 2007, issued an oral ruling in favor of the Johnsons and against the Lithia subsidiary. The court denied Lithia’s and its subsidiary’s summary judgment motion. The court entered its written order to that effect on November 9, 2007.

Lithia and its subsidiary asked the trial court to certify its order as a final judgment. After the trial court denied their request, Lithia and its subsidiary petitioned the Washington Court of Appeals for discretionary review of the summary judgment decision, which was granted in April 2008. In January 2009, the Court of Appeals reversed the trial court judge’s ruling and directed the entry of a summary dismissal order in the case. Plaintiff’s may appeal this decision to the Washington Supreme Court or attempt to pursue some other claims in the trial court proceeding.

VanSyoc Case

On August 14, 2002, Steven H. VanSyoc filed a lawsuit in the Superior Court of California for the County of Fresno (Case No. 08CECG02785) against a Lithia Motors subsidiary alleging fraud, deceit, intentional misrepresentation, concealment and failure to disclose, and negligence. Further, plaintiff asserts violations of California Civil Code § 1770(a)(2),(5),(6), (7), (9), (13), (14), (16) and (19) (a pattern, plan or scheme with intent to deceive or induce the purchase and increase the cost of vehicles; and California Civil Code § 17200, et.seq. (Unfair Competition Law)) and seeks an order enjoining the practice, unstated actual damages and an order certifying the case a class-action. Plaintiff alleges that we failed to disclose the vehicle he purchased was a former daily rental vehicle and misrepresented the terms and conditions of the Extended Service Agreement purchased by Plaintiff, and failed to disclose that the time and mileage limits actually started at a date significantly earlier than the purchase date. We have filed an answer denying all liability. Preliminary discovery is being undertaken.

We intend to vigorously defend all matters noted above, and to assert available defenses. We cannot make an estimate of the likelihood of negative judgment in any of these cases at this time. The ultimate resolution of the above noted cases is not reasonably expected to have a material adverse impact on our results of operations, financial condition or cash flows. However, the results of these matters cannot be predicted with certainty, and an unfavorable resolution of one or more of these matters could have a material adverse effect on our results of operations, financial condition or cash flows.

(18) Acquisitions

The following acquisition was made in 2008:

•	In February 2008, we acquired the operations of a Jeep franchise in Helena, Montana that was added to our existing Chrysler store.

The following acquisitions were made in 2007:

In February 2007, we acquired Jordan Motors, Inc., which was comprised of four stores, in Ames, Johnston and Des Moines, Iowa. The stores had annualized combined revenues of approximately $100 million. The stores were renamed Honda of Ames, Lithia Nissan of Ames, Acura of Johnston, Lithia Infiniti of Des Moines, Lithia Volkswagen of Des Moines and Audi Des Moines. The three stores in Des Moines are considered one location;

In May 2007, we acquired the operations of a Jeep franchise in Pocatello, Idaho that was added to our existing Chrysler store; and

In August 2007, we acquired a Volkswagen and Audi store from Peterson Motor Company in Boise, Idaho. The acquisition is considered one store and has anticipated annualized revenues of $15 million. The store was renamed Lithia Volkswagen of Boise and Audi Boise.

The above acquisitions were all accounted for under the purchase method of accounting. Pro forma results of operations for 2008 are not materially different from actual results of operations. Unaudited pro forma results of operations for the year ended December 31, 2007 assuming all of the above acquisitions and adjusting for subsequent discontinued operations classification occurred as of January 1, 2007 were as follows (in thousands, except per share amounts).

Year Ended December 31,	2007
Total revenues	$2,388,129
Net income	21,492
Basic earnings per share	1.10
Diluted earnings per share	1.06

The Volkswagen/Audi store in Boise, Idaho was acquired through an exchange with Peterson Motor Company in which we traded a Chevrolet store and, in addition to the Volkswagen/Audi store, received $1.6 million in cash.

There are no future contingent payouts related to the 2008 and 2007 acquisitions and no portion of the purchase price was paid with our equity securities. During 2007, we acquired the five stores and the Jeep franchise discussed above for $17.1 million in cash and value of exchanged franchise, which included $10.3 million of goodwill and $4.2 million of other, primarily indefinite lived, intangible assets. In addition, we acquired new vehicle inventory and associated floorplan debt in the amount of $14.8 million in connection with the 2007 acquisitions. The purchase price for the balance of the assets acquired in 2007 was funded by borrowings.

Within one year from the purchase date of each store, we may update the value allocated to its purchased assets and the resulting goodwill balances as a result of information received regarding the valuation of such assets and liabilities that was not available at the time of purchase in accordance with SFAS No. 141, “Business Combinations.” All of the goodwill from the above acquisitions was written off in the second quarter of 2008. See Notes 1 and 6.

(19) Discontinued Operations

We perform an internal evaluation of our store performance, on a store-by-store basis, in the last month of each quarter. If a particular location does not meet certain return on investment criteria established by our management team, the location is targeted for potential disposition. If a store that has been identified for potential disposition does not improve its operations for an extended period of time, the decision is made to divest the location. Additional factors we consider that may result in the disposition of a location include capital commitment requirements, our estimate of local market and franchise outlook, and the geographic location of certain stores.

When the decision is made to dispose of a location, we evaluate the store to ensure that it meets the criteria to be classified as “held for sale,” as defined by paragraph 30 of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This evaluation includes the following considerations:

•	Our executive management group, possessing the necessary authority, commits to a plan to dispose the store.

•	The store is available for immediate sale in its present condition. The sale is subject only to terms that are usual and customary.

•	We initiate an active program to locate buyers and take other actions that are required to sell the store.

•	We believe there is a market for the store and that its disposal is likely. We also expect to record the transfer of the store as a completed sale within one year.

•	We actively market the store for sale at a price that is reasonable in relation to current estimated fair value.

•	We believe it is unlikely management will make significant changes to the plan or withdraw the plan. We have not, to date, withdrawn any plan related to the disposal of store locations.

When a store has been classified as held for sale for a period exceeding one year, we evaluate whether we continue to meet the criteria of SFAS No. 144, which states that we must evaluate whether we (1) initiated actions necessary to respond to the poor market conditions during the initial one-year period, (2) continue to actively market the asset at a price that is reasonable in view of market conditions, and (3) continue to meet all of the other criteria in paragraph 30 for classifying the asset as held for sale.

In the second quarter of 2008, we had three stores classified as held for sale for a period exceeding one year. Additionally, as part of the restructuring plan announced on June 3, 2008, we performed an evaluation of our portfolio of stores, resulting in 12 underperforming stores, mostly consisting of domestic franchises, being selected for disposal. We also elected to close a facility at that time. Given these facts, we evaluated whether the classification of all stores as held for sale and presented in discontinued operations was appropriate under SFAS No. 144.

The three stores identified above represented some of the worst-performing locations in our portfolio. Their poor performance, coupled with the increasingly negative environment for automotive retailing, necessitated a longer period to complete the sale of these locations. Over the initial one-year period, we had entered into multiple preliminary asset sales agreements, confirming that prospective buyers were interested in these locations. Over the period these stores were available for sale, we continued to lower the price of the three stores. We recorded additional impairment charges to recognize the assets at estimated fair value based on the outlook for potential sale proceeds. We believe our response to the declining economic factors, diminishing sources of credit with financially viable terms, and overall uncertainty surrounding the future demonstrated that we took:

•	actions necessary to respond to a change in circumstances; and

•	that the assets were and continue to be actively marketed at a reasonable price given the continuing changes in circumstances.

For these three locations, we evaluated the six criteria in paragraph 30 of SFAS No. 144 and concluded that we continued to meet the required criteria. We determined that the 12 stores targeted for disposal as a result of our restructuring plan also met the criteria of paragraph 30 of SFAS No. 144. Therefore, we believe that the stores’ classification in discontinued operations is appropriate.

During the third quarter of 2008, 15 additional stores were classified as discontinued operations for a total of 28 stores in 2008. Given the significant number of stores classified as held for sale, and the fact that the sale of certain stores was not prompt, we considered additional factors prior to classifying the additional 15 stores as discontinued operations including:

•

the inherent difficulty in selling three of the worst-performing stores in our portfolio, and the fact that the other stores targeted for disposal in 2008 would be more desirable to potential buyers. For example, we closed on the sale of two locations in the third quarter of 2008 that were initially classified as held for sale in the second quarter of 2008;

•	that one of the locations classified as held for sale for a period exceeding one year had been sold in the third quarter of 2008, and another location had been closed;

•	that three stores classified as held for sale in the second quarter of 2008 were under preliminary contract to be sold; and

•	that 9 of the 14 stores classified in the third quarter of 2008 have been sold or are under preliminary contract to be sold.

Therefore, we believe that a market continues to exist for the stores we have targeted for disposal, and that we met the other criteria outlined by paragraph 30 of SFAS 144. As of December 31, 2008, we had one store that had been classified as held for sale for a period exceeding one year. We believe that this store’s continued classification in discontinued operations is appropriate.

In 2009, an additional eight locations had their financial results reclassified to discontinued operations in the accompanying consolidated financial statements. See Note 22 for more details.

We disposed of nine stores and closed four stores classified within discontinued operations during 2008. As of December 31, 2008, 18 stores were classified as held for sale.

Certain financial information related to discontinued operations was as follows (in thousands):

Year Ended December 31,	2008	2007	2006
Revenue	$644,735	$954,948	$976,961
Pre-tax gain (loss) from discontinued operations	$(13,702)	$7,341	$11,644
Net loss on disposal activities	(71,893)	(5,923)	(911)

	(85,595)	1,418	10,733
Income tax benefit (expense)	32,046	(1,383)	(4,139)

Gain (loss) from discontinued operations, net of income taxes	$(53,549)	$35	$6,594

Goodwill and other intangible assets disposed of	$19,117	$8,722	$3,552

Cash generated from disposal activities	$44,085	$16,495	$3,915

The pre-tax gain in 2006 was offset by legal settlements related to dealerships in California that were sold in prior years.

The loss on disposal activities included the following impairment charges (in thousands):

Year Ended December 31,	2008	2007	2006
Goodwill	$35,432	$2,903	$258
Franchise value	7,494	2,649	609
Property, plant and equipment	23,200	211	—
Inventory	4,905	126	—
Other	862	34	44

	$71,893	$5,923	$911

Interest expense is allocated to stores classified as discontinued operations for actual flooring interest expense directly related to the new vehicles in the store. Interest expense related to our working capital, acquisition and used vehicle credit facility is allocated based on the amount of assets pledged towards the total borrowing base.

Assets and their associated liabilities held for sale are valued at the lower of cost or fair value less costs to sell. Estimates of fair value are based on the proceeds we expect to realize on the sale of the disposal groups. Inventory losses primarily related to prior model year new and used vehicles that had carrying values in excess of estimated proceeds to be generated through wholesale distribution.

As additional market information becomes available and negotiations with prospective buyers continue, estimated fair market values may change for the assets and their associated liabilities held for sale. These changes may require the recognition of additional losses in future periods.

As of December 31, 2008, we had 18 stores held for sale. As of December 31, 2007, we had three stores held for sale. Assets held for sale included the following (in thousands):

December 31,	2008	2007
Inventories	$65,584	$12,550
Property, plant and equipment	93,871	10,459
Intangible assets	1,968	798

	$161,423	$23,807

Liabilities related to assets held for sale related to stores and development properties included the following (in thousands):

December 31,	2008	2007
Floorplan notes payable	$56,358	$10,391
Real estate debt	51,814	7,466

	$108,172	$17,857

(20) Recent Accounting Pronouncements

SFAS No. 141R and SFAS No. 160

In December 2007, the FASB issued SFAS No. 141 (Revised), “Business Combinations,” (SFAS No. 141(R)) and SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (SFAS No. 160). SFAS No. 141(R) and SFAS No. 160 revise the method of accounting for a number of aspects of business combinations and noncontrolling interests, including acquisition costs, contingencies (including contingent assets, contingent liabilities and contingent purchase price), the impacts of partial and step-acquisitions (including the valuation of net assets attributable to non-acquired minority interests), and post acquisition exit activities of acquired businesses. SFAS No. 141(R) and SFAS No. 160 are effective for fiscal years beginning after December 15, 2008. We are still evaluating the effects that the adoption of SFAS No. 141R and SFAS No. 160 will have on our financial position, cash flows and results of operations.

SFAS No. 157

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value and applies to other accounting pronouncements that require or permit fair value measurements and expands disclosures about fair value measurements. SFAS No. 157 was effective for financial assets and liabilities in fiscal years beginning after November 15, 2007. In February 2008, the FASB amended SFAS No. 157 by issuing FASB Staff Position (“FSP”) FAS 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13,” which states that SFAS No. 157 does not address fair value measurements for purposes of lease classification or measurement. FSP FAS 157-1 does not apply to assets acquired and liabilities assumed in a business combination that are required to be measured at fair value under SFAS No. 141 or SFAS No. 141R, regardless of whether those assets and liabilities are related to leases. In February 2008, the FASB also issued FSP FAS 157-2, “Effective Date of FASB Statement No. 157,” which delayed the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008, for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. In October 2008, the FASB also issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active,” which clarifies the application of SFAS No. 157 in a market that is not active.

Our adoption of the provisions of SFAS No. 157 on January 1, 2008, with respect to financial assets and liabilities measured at fair value, did not have a material impact on our fair value measurements or our financial statements for the year ended December 31, 2008. In accordance with FSP FAS 157-2, we are currently evaluating the potential impact of applying the provisions of SFAS No. 157 to our nonfinancial assets and liabilities beginning in 2009, including (but not limited to) the valuation of our franchise rights when assessing franchise impairments, the valuation of property and equipment when assessing long-lived asset impairment, and the valuation of assets acquired and liabilities assumed in business combinations.

SFAS No. 161

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities.” SFAS No. 161 changes the disclosure requirements for derivative instruments and hedging activities by requiring enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133, and how derivative instruments and related hedged items affect an entity’s operating results, financial position and cash flows. SFAS No. 161 is effective for fiscal years beginning after November 15, 2008. Early adoption is permitted. We are currently reviewing the provisions of SFAS No. 161 and have not yet adopted the statement. However, as the provisions of SFAS No. 161 are only related to disclosure of derivative and hedging activities, the adoption of SFAS No. 161 will not have any impact on our financial position, cash flows or results of operations.

FSP No. APB 14-1

In May 2008, the FASB issued Staff Position (“FSP”) No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement),” which clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 12, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants.” Additionally, this FSP specifies that such instruments should separately account for the liability and equity components in a manner that reflects the entity’s non-convertible debt borrowing rate when interest cost is recognized in subsequent periods. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. We are still evaluating the effects that the adoption of this FSP will have on our financial position, cash flows and results of operations.

FSP No. 142-3

In April 2008, the FASB issued FSP No. 142-3, “Determination of the Useful Life of Intangible Assets,” which amends the factors that should be considered in developing the renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.” This FSP also adds certain disclosure requirements for intangible assets with definite useful lives. This FSP is applicable to fiscal years beginning after December 15, 2008 and interim statements within that fiscal year. We are still evaluating the effects that the adoption of this FSP will have on our financial position, cash flows and results of operations.

(21) Subsequent Events

Disposal of Stores

In January 2009, we disposed of Centennial Chrysler Jeep. The disposal generated cash of approximately $2.2 million and did not result in a material gain or loss.

In February 2009, we disposed of two additional stores, Fort Collins Chrysler Jeep Dodge and Fort Collins Hyundai. These disposals generated cash of approximately $1.3 million and did not result in a material gain or loss.

In March 2009, we disposed of Vacaville Toyota. The disposal generated cash of approximately $7.1 million and resulted in a gain of approximately $6.1 million.

Assumption of Liability

In March 2009, we assumed a liability of approximately $15.0 million related to the remaining reserves on certain Lifetime Oil Change contracts from First Extended Service Corporation. In exchange for assuming the liability, we received a cash payment of approximately $15.0 million.

(22) 2009 Discontinued Operations

During the first six months of 2009, we disposed of four stores. With the completion of the sales, we met the criteria under SFAS No. 144 to reclassify the results of their operations as discontinued operations. During the second quarter of 2009, as a result of the Chrysler and GM bankruptcy filings, four additional stores met the criteria under SFAS No. 144 for reporting as discontinued operations. Two of these locations were Chrysler franchises that ceased operations in July 2009. The other two locations are GM stores that received notification of their closure and repurchase by GM through a modification of the franchise agreement.

As a result of these actions and in accordance with SFAS No. 144, the accompanying consolidated statements of operations, cash flows and related notes to the consolidated financial statements have been reclassified for all periods presented to reflect the results of operations and cash flows of the aforementioned stores as discontinued operations as if the decision to dispose of the stores had been made as of the beginning of the earliest period presented.

In accordance with SFAS No. 144, the reclassification of assets and liabilities associated with the stores reclassified as discontinued operations to assets held for sale and liabilities related to assets held for sale is not permitted. Accordingly no reclassifications have been made to the accompanying consolidated balance sheets as of December 31, 2008 and 2007.